Exhibit 30 (G)(8)

EXECUTION VERSION

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

Between

MINNESOTA LIFE INSURANCE COMPANY

(referred to as the Ceding Company)

and

(referred to as the Reinsurer)

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

	ARTICLE IV

	ADMINISTRATION
Section 4.1	Administration	32
Section 4.2	Administration of Shared Reinsurance Agreements	35
Section 4.3	Payment and Collection	35
Section 4.4	Producers; Selling and Other Agreements	35
Section 4.5	Programs of Internal Replacement; Exchange Program	37

	ARTICLE V

	LICENSES; RESERVE CREDIT; SECURITY
Section 5.1	Licenses; Reserve Credit	37
Section 5.2	Security	38
Section 5.3	Trust Account and Settlements	38
Section 5.4	Eligible Assets	38
Section 5.5	Deposit of Assets	39
Section 5.6	[Reserved]	39
Section 5.7	Withdrawal of Assets from the Trust Account	39
Section 5.8	Adjustment of Security and Withdrawals	39
Section 5.9	Continuation of Certain Events	42

	ARTICLE VI

	OVERSIGHTS; COOPERATION
Section 6.1	Oversights	42
Section 6.2	Cooperation	43
Section 6.3	Changes to RBC	43

	ARTICLE VII

	INSOLVENCY
Section 7.1	Insolvency of the Ceding Company	43

	ARTICLE VIII

	DURATION; RECAPTURE
Section 8.1	Duration	44
Section 8.2	Survival	44
Section 8.3	Recapture	44
Section 8.4	Recapture Payments	46
Section 8.5	Termination of Trust Account	48

INDEX OF SCHEDULES AND EXHIBITS

Schedule A-1	Investment Guidelines

Schedule A-2	Capital Event Investment Guidelines

Schedule B	Reinsured Contracts

Schedule C	Seriatim File

Schedule D	Recapture Terminal Settlement

Schedule E	Separate Accounts

Schedule F	Fair Market Value Methodologies

Schedule G	Policyholder Dividends and other Non-Guaranteed Elements
Methodologies

Schedule H	Specified Actions

Schedule I	Commissions and Expense Allowances

Schedule J	NGE Simplification Framework

Schedule K	[Reserved]

Schedule L-1	Reporting (during the Transition Period)

Schedule L-2	Reporting (following the Transition Period)

Schedule M	Conversion Services

Schedule N	Expense Allowance (during the Transition Period)

Exhibit 1	Form of Monthly Settlement Statement

Exhibit 2-A	Form of Ceding Company Statutory Reserves Report

Exhibit 2-B	Form of Required Balance and Security Funding Report

Exhibit 3	Form of Administrative Services Agreement

Exhibit 4	Form of Trust Agreement

Exhibit 5	Form of Guaranty

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

THIS COINSURANCE AND MODIFIED COINSURANCE AGREEMENT (this “Agreement”) is made and entered into on April 1, 2022 (the “Closing Date”) and effective as of the Effective Time by and between Minnesota Life Insurance Company, a Minnesota-domiciled insurance company (the “Ceding Company”), and                         , an                 -domiciled insurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party” and together the “Parties.”

WHEREAS, the Ceding Company, Securian Life Insurance Company and the Reinsurer have entered into a Master Transaction Agreement dated as of                      (the “Master Transaction Agreement”);

WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, the Reinsurer and the Trustee (as defined below) will enter into the Trust Agreement (as defined below) pursuant to which the Trustee will hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, Securian Life Insurance Company, a Minnesota-domiciled insurance company (“SLIC”) and an Affiliate of the Ceding Company, and the Reinsurer are entering into a Coinsurance Agreement pursuant to which SLIC will cede to the Reinsurer certain blocks of life business written by SLIC (the “SLIC Reinsurance Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, SLIC, and the Reinsurer will enter into the Administrative Services Agreement (as defined below), which such agreement shall take effect in phases as provided therein, and pursuant to which the Ceding Company will appoint the Reinsurer to provide administrative and other services with respect to the business reinsured hereunder, and the Reinsurer, as administrator, will provide such administrative and other services thereunder; and

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof,                                          , will enter into the Guaranty (as defined below) pursuant to which                                   will guarantee certain obligations of the Reinsurer to the Ceding Company hereunder.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms have the respective meanings set forth below throughout this Agreement:

“Action” means any claim, action, suit, litigation, audit, assessment, arbitration, investigation, inquiry, hearing, charge, compliance, demand, notice or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Additional Consideration” has the meaning set forth in Section 3.2.

“Additional Reports” has the meaning set forth in Section 4.1(c).

“Administrative Services Agreement” means the Administrative Services Agreement entered into between the Ceding Company, SLIC and the Reinsurer as of the date hereof and which shall take effect in phases as provided therein, substantially in the form attached as Exhibit 3.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that except for purposes of Section 5.4, the Investment Guidelines set forth in Schedule A-1 and the Capital Event Investment Guidelines set forth in Schedule A-2, for purposes of this Agreement, with respect to the Reinsurer, an Affiliate shall only include (x)                                       and (y)                                           and its direct and indirect Subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Allocated Premium Taxes” means, in respect of any Monthly Accounting Period, Premium Taxes allocable to the Reinsured Contracts, which shall be an amount equal to the Premiums received under the Reinsured Contracts in such Monthly Accounting Period multiplied by              for life insurance Premiums and          for annuity Premiums; provided, however, on an annual basis, the Parties will true up the Allocated Premium Taxes to equal the actual Premium Taxes incurred during such year in respect of the Reinsurance Contracts; and provided, further, that after each annual true-up, the Parties will adjust such percentages for the next calendar year to, among other things, reflect changes in the composition of the Reinsured Contracts and changes to the premium tax rates in the states in which the Reinsured Contracts are issued, to more closely align the monthly payments of Allocated Premium Taxes to the actual Premium Taxes incurred each year.

“Benefits Payments” means all Liabilities of the Ceding Company in respect of (i) claims, benefits, interest on claims or unearned premiums, interest on policy funds, withdrawals, surrenders, policy loans, Policyholder Dividends, amounts payable for returns or refunds of premiums, guaranteed minimum death benefits, guaranteed minimum income benefits, incurred but not reported claims, pending claims and benefits (including death benefits, lump sum payments, annuitization payments, deferred payments, payments in respect of market value adjustments and any other settlement options), unearned premiums and other contract benefits, in each case, arising under the terms and conditions of the Reinsured Contracts and whether such amounts are escheated or paid to Policyholders or beneficiaries of the Reinsured Contracts, and (ii) claim expenses (including all litigation expenses related thereto).

“BSCR Ratio” means, with respect to any Bermuda domiciled insurance or reinsurance company, the ratio of “Total Capital” to the “Bermuda Solvency Capital Requirement” of such company, as calculated in accordance with the rules and regulations of the Bermuda Monetary Authority; provided, that any calculation of the BSCR Ratio as of a calendar quarter-end other than the last day of a calendar year shall be based on such insurance company’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York or St. Paul, Minnesota are required or authorized by Law to be closed.

“Capital Event Investment Guidelines” means the investment guidelines set forth in Schedule A-2.

“Capital Reporting Deadline” means, with respect to a calendar quarter other than the last quarter of a calendar year, the date that is forty-five (45) days after the end of such calendar quarter, and with respect to the last calendar quarter of a calendar year, the date that is sixty (60) days after the end of such calendar quarter.

“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.

“Ceding Company Majority Shared Reinsurance Contract” means any Shared Reinsurance Agreement under which the Reinsured Contracts reinsured thereunder constitute          or less of the ceded net amount at risk under such Shared Reinsurance Agreement, determined as of the Effective Time.

“Ceding Company” has the meaning set forth in the preamble.

“Ceding Company Domiciliary State” means the State of Minnesota, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state provided that, if the Ceding Company changes its state of domicile to the State of California, the State of New Hampshire, the State of New York or the State of Connecticut, the “Ceding Company Domiciliary State” shall continue to be the State of Minnesota for all purposes hereunder.

“Ceding Company Extra-Contractual Obligations” means (i) all Extra-Contractual Obligations to the extent arising out of or resulting from any act, error or omission before the Effective Time by the Ceding Company, whether or not intentional, negligent, in bad faith or otherwise and (ii) all Extra-Contractual Obligations to the extent arising out of or resulting from any act, error or omission on or after the Effective Time by the Ceding Company or its Affiliates unless such act, error or omission was undertaken (a) at the written direction, request or recommendation of or with the written consent of the Reinsurer or any of its Affiliates or (b) in order to comply with applicable Law. For the avoidance of doubt, any direction, request, recommendation or consent provided by any Subcontractor of the Reinsurer, other than in respect of a Specified Action, shall be deemed a direction, request, recommendation or consent of the Reinsurer.

“Ceding Company Indemnified Parties” has the meaning set forth in Section 9.1.

“Ceding Company Statutory Reserves” means, as of any date of determination, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated in accordance with Ceding Company Domiciliary State SAP that would be applicable to Ceding Company (as would be reflected on Lines 1, 3, 4.1 6.1, 6.2, 8 and 13, and solely with respect to accrued interest on in course of settlement claims, Line 25, of column 1 of the Liabilities section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2020)), as calculated as of such date (without giving effect to this Agreement) using the same process and methodologies for modeling and setting assumptions as used by the Ceding Company in calculating the statutory reserves of the same types of business issued by the Ceding Company that is not reinsured hereunder; provided, however, that Ceding Company Statutory Reserves shall at all times be calculated on a stand-alone basis without regard to any other business of the Ceding Company; provided, further, that, in no event will Ceding Company Statutory Reserves include (a) additional actuarial reserves (as used in connection with applicable SAP), if any, established by the Ceding Company as a result of any asset adequacy analysis or cash flow testing, (b) any asset valuation reserves (as used in connection with applicable SAP) established by the Ceding Company, (c) any voluntary or other discretionary reserves, or other reserve not directly attributable to specific Reinsured Contracts or (d) reserves required to be held by the Ceding Company with respect to (i) claims incurred but not reported or (ii) in course of settlement claims, in each case of (i) and (ii) that are incurred prior to the Effective Time in respect of Reinsured Contracts that are life insurance policies (as would be reflected on Lines 4.1 and 25 of column 1 of the Liabilities section of the Ceding Company’s Statutory Financial Statements). For the avoidance of doubt, Ceding Company Statutory Reserves shall be calculated net of statutory reserves ceded under the Third Party Reinsurance Agreements in respect of the Reinsured Contracts.

“Ceding Company Statutory Reserves Report” has the meaning set forth in Section 5.8(a).

“Ceding Commission” means                     .

“Closing” has the meaning set forth in the Master Transaction Agreement.

“Closing Date” has the meaning set forth in the preamble.

“Code” means the United States Internal Revenue Code of 1986.

“Committee” has the meaning set forth in Section 4.1(b).

“Company Action Level RBC” means, with respect to any insurance company, company action level RBC as calculated in accordance with the applicable Laws of such insurance company’s state of domicile.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed to exist if any Person directly or indirectly owns, controls or holds with the power to vote ten percent or more of the voting securities of any other Person. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Corrective Action Plan” has the meaning specified in Section 4.1(d).

“Coordinator” has the meaning set forth in Section 4.1(b).

“Cost Sharing Model” means the terms agreed to by the Parties with respect to the allocation of costs and expenses set forth in Section 3.05 of the Administrative Services Agreement.

“DAC Tax Election” has the meaning specified in Section 10.2(a).

“Discovered Contract” has the meaning specified in Section 2.7(a).

“Discovered Contract Transfer Amount” means, with respect to any Discovered Contracts reinsured pursuant to Section 2.7, the sum of the following amounts in respect of such Discovered Contracts to the extent that the calculation of the MLIC Initial Premium did not reflect the inclusion of such Discovered Contracts: (a) the Ceding Company Statutory Reserves with respect to such Discovered Contracts as of the Effective Time, minus (b) the Policy Loan Balance with respect to such Discovered Contracts as of the Effective Time, minus (c) the amount of Uncollected/ Deferred Premiums with respect to such Discovered Contracts as of the Effective Time.

“Effective Time” means 12:01 a.m. (central time) on January 1, 2022.

“Eligible Assets” has the meaning set forth in Section 5.4.

“Estimated Initial Required Balance” means an amount equal to the sum of (a)          of the Ceding Company Statutory Reserves as of the Effective Time, plus (b) the Existing IMR Amount as of the Closing Date, plus (c) the Transaction IMR Amount as of the Closing Date, minus (d) the Policy Loan Balance as of the Effective Time, minus (e) the amount of Uncollected/Deferred Premium as of the Effective Time, minus (f) the              Reduction.

“Estimated Recapture Terminal Settlement” has the meaning set forth in Section 8.4(a).

“Estimated Recapture Terminal Settlement Statement” has the meaning set forth in Section 8.4(a).

“Excluded Liabilities” means any (a) Ceding Company Extra-Contractual Obligation, (b) Liability arising out of any change by the Ceding Company to the terms of any Reinsured Contract after the Effective Time in violation of Section 2.2, (b) Liability arising out of any failure of the Ceding Company to implement or otherwise put into effect the Reinsurer’s recommendations with respect to Non-Guaranteed Elements in accordance with Section 2.8, other than to the extent that following such recommendation would have violated the NGE Standards, and (c) Liability for (i) claims incurred but not reported and (ii) in course of settlement claims, in each case of (i) and (ii) that are incurred prior to the Effective Time in respect of Reinsured Contracts that are life insurance policies (i.e., life insurance claims where the date of death occurred prior to the Effective Time). For the avoidance of doubt, settlement options in-force as of the Effective Time relating to death claims incurred prior to the Effective Time are not Excluded Liabilities.

“Excluded Services” has the meaning set forth in the Administrative Services Agreement.

“Existing IMR Amount” means the amount of the Ceding Company’s existing IMR that has been allocated by the Ceding Company to the Reinsured Risks as of the Closing Date determined in accordance with SAP applicable to the Ceding Company.

“        ”means

“      ”TPA Agreement” means the Master Services Agreement by and between          and the                                      , or any successor or replacement third party administration agreement with a Subcontractor, including any work orders thereunder relating to the administration of the Reinsured Contracts.

“Expense Allowance” has the meaning set forth in Section 4.l(a).

“Extra-Contractual Obligations” means all Liabilities to any Person or Persons arising out of or relating to the Reinsured Contracts (other than Liabilities arising under the terms and conditions and within the policy limits of the Reinsured Contracts), including any loss in excess of the limits arising under or covered by any Reinsured Contract, any Liabilities for fines, penalties, Taxes, fees, toll charges, forfeitures, excess or penalty interest, costs or expenses, or any compensatory, consequential, punitive, exemplary , special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, whether such Liabilities are owed or payable to a Policyholder, Governmental Authority or any other Person, which Liabilities arise out of or result from any act, error or omission, whether or not intentional, negligent, fraudulent, unlawful, in bad faith or otherwise (actual or alleged), arising out of or relating to the Reinsured Contracts, including (a) the form, sale, marketing, distribution, underwriting production, issuance, cancellation or administration of the Reinsured Contracts, (b) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits or payments under the Reinsured Contracts, (c) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Contracts or (d) any fines, penalties, Taxes, fees, forfeitures or other damages with respect to escheat or unclaimed property Liabilities arising under or relating to the Reinsured Contracts.

“Fair Market Value” means, with respect to any asset, the value thereof calculated in accordance with the methodology set forth on Schedule F.

“Fund” means an underlying mutual fund or other pooled investment vehicle in which a Separate Account invests in connection with the Reinsured Contracts.

“General Account Liabilities” means all Liabilities of the Ceding Company that are payable at or after the Effective Time, arising out of or resulting from the Reinsured Contracts, net of amounts actually collected under the Third Party Reinsurance Agreements in respect of the Reinsured Contracts, whether incurred before, at or after the Effective Time (except as specified below), calculated in accordance with Ceding Company Domiciliary State SAP, but excluding (i) Separate Account Liabilities and (ii) Excluded Liabilities. Without limiting the foregoing, “General Account Liabilities” shall include, but not be limited to, any and all of the following Liabilities, net of amounts actually collected under the Third Party Reinsurance Agreements in respect of the Reinsured Contracts, but excluding (i) Separate Account Liabilities, and (ii) Excluded Liabilities:

(a) all Liabilities for Benefits Payments;

(b) all Liabilities arising out of changes to the terms and conditions of the Reinsured Contracts permitted in Section 2.2;

(c) all commissions, expense allowances, other compensation and other servicing and administration fees that are incurred at or after the Effective Time with respect to the Reinsured Contracts to or for the benefit of Producers and reinsurance intermediaries, as set forth on Schedule I or otherwise incurred at or after the Effective Time with the written direction, request or recommendation of or with the written consent of the Reinsurer;

(d) all assessments and similar charges that are incurred at or after the Effective Time with respect to the Reinsured Contracts in connection with participation by the Ceding Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction that does not provide an offsetting tax credit for the amount of such assessments or similar charges;

(e) all Allocated Premium Taxes;

(f) all premiums and other amounts payable at or after the Effective Time under the Third Party Reinsurance Agreements in respect of the Reinsured Contracts;

(g) all Liabilities which relate to Reinsured Contracts that (i) are amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts, or (ii) contemplate payment from a Separate Account the amount of which exceeds the assets of such Separate Account (without duplication of the amounts set forth in clause (a) above); and

(h) all Reinsurer Extra-Contractual Obligations.

“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body having jurisdiction over a Party.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, settlement, determination or award entered by or with any Governmental Authority.

“Guaranty” means that certain Guaranty, dated as of the date hereof, by Guarantor in favor of the Ceding Company and SLIC, substantially in the form attached as Exhibit 5.

“Guarantor” means                                                                           ...

“IMR” means an interest maintenance reserve.

“IMR Amount” means (a) the Existing IMR Amount plus (b) the Transaction IMR Amount plus (c) the Post-Closing Date IMR Amount.

“Indemnitee” means a Ceding Company Indemnified Party or Reinsurer Indemnified Party, in each case, which is entitled to indemnification under this Agreement.

“Independent Accounting Firm” has the meaning set forth in Section 5.8(d).

“Independent Actuary” has the meaning set forth in Section 5.8(d).

“Insolvency” has the meaning set forth in Section 5.7(a).

“Insurance Regulator” means, with respect to any insurance or reinsurance company, the insurance regulator of the jurisdiction of domicile of such insurance or reinsurance company.

“Interest Rate” means the sum of (a) one hundred fifty (150) basis points (expressed as a rate per annum) plus (b) the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal, for each of the days in the applicable period, but in any event not less than zero (0).

“Investment Guidelines” means the investment guidelines set forth in Schedule A-1.

“Investment Product Agreement” means any participation agreement, subscription agreement, investment management agreement or other similar or related Contract or other enforceable arrangement between the Ceding Company or its Affiliates, on the one hand, and any Investment Product Provider, on the other hand, relating to the investments of the Separate Accounts with respect to the Reinsured Contracts (for clarity, the Funds) or pursuant to which the Ceding Company or its Affiliates receives any revenue sharing fees, service fees, 12b-1 fees, distribution fees or similar fees with respect to the Separate Account relating to the Reinsured Contracts.

“Investment Product Provider” means the Funds and their respective investment advisers, underwriters and distributors, including any Affiliates of the Ceding Company, or any investment adviser to a Separate Account.

“Law” means any United States or non-United States federal, state or local statute, law, common law, rules, ordinance, regulation, code, judgments, injunctions, agreements, decrees, policies, treaties, constitutions, conventions, directives, administrative interpretations, Governmental Order or other requirement or rule of law.

“Liabilities” means with respect to any Person, any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.

“Losses” means any and all damages, judgments, awards, liabilities, losses, Taxes, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, actuaries, consultants and other agents) other than amounts constituting special, indirect, incidental, consequential or punitive damages (including any damages on a lost profits, lost revenue, multiples or similar basis), except to the extent that any such damages are actually recovered against an Indemnitee pursuant to a third party claim.

“Master Transaction Agreement” has the meaning set forth in the recitals.

“MLIC Estimated Closing Statement” has the meaning specified in the Master Transaction Agreement.

“MLIC Estimated Initial Premium” has the meaning set forth in the Master Transaction Agreement.

“MLIC Initial Premium” has the meaning set forth in the Master Transaction Agreement.

“Modco Adjustment” has the meaning set forth in Section 3.3(c).

“Monthly Accounting Period” means each successive calendar month during the term of this Agreement or any fraction thereof, beginning on the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VIII, as applicable; provided, that the Parties agree and acknowledge that the Net Settlements for the period from the Effective Time through                              were settled on the Closing Date.

“Monthly Settlement Statement” has the meaning set forth in Section 3.3(a).

“Net Settlement” has the meaning set forth in Section 3.3(a).

“NGE Standards” has the meaning set forth in Section 2.8(a).

“Non-Guaranteed Elements” means the cost of insurance charges, credited interest rates, mortality and expense charges, administrative expense risk charges, lump sum payment options, Policyholder Dividends, policy loads and any other policy features that are subject to change by the Ceding Company, and, to the extent applicable to the Reinsured Contracts, those items set forth in Actuarial Standard of Practice 2-Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time.

“Non-Shared Reinsurance Agreement” means each Third Party Reinsurance Agreement pursuant to which a reinsurer reinsures only the Reinsured Contracts and does not reinsure any other business of the Ceding Company.

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Policy Loan Balance” means, with respect to any date of determination, the amount of outstanding contract loans, including any due and accrued interest, in respect of the Reinsured Contracts, as of such date, as would be reflected in Lines 6 and 14, column 1 of the “Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2020).

“Policyholder” means the holder of any Reinsured Contract.

“Policyholder Dividends” means the policyholder dividends payable in respect of the Reinsured Contracts.

“Post-Closing Date IMR Amount” means the amount of IMR that is created following the Closing Date with respect to the assets supporting the Reinsured Contracts determined in accordance with SAP applicable to the Reinsurer.

“Pre-Closing Net Settlement” has the meaning set forth in the Master Transaction Agreement.

“Premium Taxes” means all taxes assessed in respect of the Premiums under the Reinsured Contracts by any Governmental Authority.

“Premiums” means premiums, considerations, policy loan repayments, deposits and similar amounts collected by or on behalf of the Ceding Company in respect of the Reinsured Contracts.

“Privacy and Security Laws” means any applicable data privacy, data security or data protection law or regulation in the United States of America.

“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of the Ceding Company or its Affiliates, responsible for writing, marketing, producing, selling or soliciting the Reinsured Contracts.

“Quarterly Accounting Period” means each successive calendar quarter during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VIII, as applicable; provided, that the first Quarterly Accounting Period shall begin on the Effective Time and end on

“Quota Share” means                  percent (             ).

“RBC Ratio” means, with respect to any U.S. domiciled insurance or reinsurance company, the percentage equal to (a) the quotient of the Total Adjusted Capital of such insurance or reinsurance company divided by the Company Action Level RBC, multiplied by (b) 100; provided, that any calculation of the RBC Ratio as of a calendar quarter-end other than the last day of a calendar year shall be based on such insurance company’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.

“Recapture Date” has the meaning set forth in Section 8.3(c).

“Recapture Notice” has the meaning set forth in Section 8.3(a).

“Recapture Transaction IMR Amount” means the amount of the IMR that is created as a direct result of the transfer of assets by the Reinsurer to the Ceding Company pursuant to Section 8.4(a) or (d), determined in accordance with SAP applicable to the Ceding Company.

“Recapture Terminal Settlement” has the meaning set forth in Section 8.4(b).

“Recapture Terminal Settlement Statement” has the meaning set forth in Section 8.4(b).

“Recapture Triggering Event” means any of the following occurrences:

(a) the RBC Ratio of the Reinsurer as of any calendar quarter-end is below              and the Reinsurer has not cured such shortfall as of thirty (30) days following the applicable Capital Reporting Deadline;

(b) there has been a failure by the Reinsurer (i) to timely pay undisputed Net Settlement amounts in accordance with Section 3.3(a) in an aggregate amount that, when added to the aggregate amount that the Reinsurer has failed to fund in accordance with Section 5.8(a) that has not been cured, exceeds             , and the Reinsurer’s failure to pay all Net Settlements has not been cured within five (5) days after written notice thereof from the Ceding Company; or (ii) to timely fund the Trust Account with undisputed amounts in accordance with Section 5.8(a) in an aggregate amount that, when added to the aggregate amount of Net Settlements that the Reinsurer has failed to timely pay in accordance with Section 3.3(a) that has not been cured, exceeds                     , and the Reinsurer’s failure to fund the Trust Account has not been cured within five (5) days;

(c) a Reserve Credit Event has occurred and the Reinsurer has not remedied such event in accordance with the timelines in Section 5.1;

(d) the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations; or

(e) (i) there is a material breach by the Reinsurer (as administrator) of the Administrative Services Agreement that was caused by the act, error or omission of the Reinsurer or a Subcontractor (in its capacity as the third party administrator subcontractor of the Reinsurer under the Administrative Services Agreement), and such material breach has caused significant harm to the business, assets, liabilities, obligations, financial condition, results of operations or reputation of the Ceding Company; provided that with respect to financial condition, “significant harm” shall not take into account any amounts which are reinsured under this Agreement, and (ii) (x) such breach is not cured within twenty (20) Business Days following receipt by the Reinsurer of written notice of such breach from the Ceding Company; and (y) in the case of such a material breach by a Subcontractor, the Reinsurer has not agreed to replace such Subcontractor (or, after agreeing to so replace such Subcontractor, is not taking reasonable steps to replace such Subcontractor) with another third party administrator following any such failure to cure. In the case of such a material breach by a Subcontractor, to the extent the Reinsurer replaces such Subcontractor in connection with the events contemplated by and in accordance with this clause (e) and the Administrative Services Agreement, there shall be no Recapture Triggering Event pursuant to this clause (e) in respect of such material breach, and any such replacement shall be referred to herein as a “TPA Replacement”.

“Reinsured Contracts” means (a) those life insurance and annuity contracts issued by the Ceding Company and described on Schedule B and listed in the seriatim file set forth in Schedule C, (b) those additional riders and supplemental benefits issued or entered into in connection with such contracts and described on Schedule B and reflected in the seriatim file set forth in Schedule C, and (c) Discovered Contracts that have been reinsured pursuant to Section 2.7, as listed on amendments to Schedule C entered into in connection therewith. For the avoidance of doubt, all contracts issued as settlement options pursuant to the terms of any Reinsured Contract shall constitute Reinsured Contracts, including payout annuities issued upon the annuitization of a Reinsured Contract in the accumulation phase, to the extent the original Reinsured Contract is listed in the seriatim file set forth in Schedule C.

“Reinsured Liabilities” means, collectively, the General Account Liabilities and the Separate Account Liabilities.

“Reinsured Risks” has the meaning set forth in Section 2.1.

“Reinsurer” has the meaning set forth in the preamble.

“Reinsurer Domiciliary State” means the State of Arizona, or, if the Reinsurer changes its domiciliary state to another state within the United States, such other state.

“Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations other than Ceding Company Extra-Contractual Obligations.

“Reinsurer Indemnified Parties” has the meaning set forth in Section 9.2.

“Reinsurer Majority Shared Reinsurance Contract” means any Shared Reinsurance Agreement under which the Reinsured Contracts reinsured thereunder constitute more than          of the ceded net amount at risk under such Shared Reinsurance Agreement, determined as of the Effective Time.

“Reinsurer Statutory Reserves” means, as of any date of determination, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated under the Reinsurer Domiciliary State SAP that would be applicable to the Reinsurer (as would be reflected on Lines 1, 3, 4.1, 6.1, 6.2, 8 and 13, and solely with respect to accrued interest on in course of settlement claims, Line 25 of column 1 of the Liabilities section of the Reinsurer’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Reinsurer’s Statutory Financial Statement subsequent to December 31, 2020)), as calculated as of such date (without giving effect to any retrocession by the Reinsurer of any Reinsured Risks) without regard to any permitted practices.

“Reinsurer Termination Event” means a failure by the Ceding Company to timely pay any undisputed amounts due hereunder in an aggregate amount exceeding                     , which has not been cured within thirty (30) days after written notice thereof from the Reinsurer.

“Representative” of a Person or its Affiliates means the directors, officers, general partners, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Required Balance” means, with respect to any date of determination, an amount equal to the sum of (a)          of the Ceding Company Statutory Reserves, plus (b) the Unamortized IMR Amount, minus (c) the Policy Loan Balance, minus (d) the amount of Uncollected/Deferred Premium minus (e) the                  Reduction, each as of such date of determination; provided that the reference to              above shall be immediately replaced with a reference to              in the event of a Trust Triggering Event until such time as the Trust Triggering Event is cured in accordance with Section 5.9; and provided, further, that in the event of a Reserve Credit Event, and in respect of which, the Reinsurer elects to establish a qualified reinsurance (fair market value based) trust to allow the Ceding Company to obtain Reserve Credit pursuant to Section 5.1, the amount in clause (e) shall be deemed to be zero.

“Required Balance and Security Funding Report” has the meaning set forth in Section 5.8(a).

“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State.

“Reserve Credit Event” means any event that would cause the Ceding Company to not be permitted to receive Reserve Credit in the Ceding Company Domiciliary State.

“SAP” means, with respect to either Party, the statutory accounting principles prescribed by the Insurance Regulator for the jurisdiction in which such insurance company is domiciled, as in effect at the relevant time, consistently applied.

“Security Funding Reporting Date” has the meaning set forth in Section 5.8(a).

“Separate Account Change” has the meaning set forth in Section 2.10(b).

“Separate Account Charges” has the meaning set forth in Section 3.2(c).

“Separate Account Liabilities” has the meaning set forth in Section 2.10(a).

“Separate Account Reserves” means, as of any date of determination, the aggregate amount of statutory reserves of the Ceding Company with respect to the Separate Account Liabilities (as would be described in Line 27 of column 1 of the Liabilities section of the Statutory Financial Statements (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2020)), calculated in accordance with Ceding Company Domiciliary State SAP.

“Separate Accounts” means the registered and unregistered separate accounts of the Ceding Company applicable to the Reinsured Contracts identified in Schedule E.

“Service Standards” has the meaning set forth in Section 4.1(a).

“Shared Reinsurance Agreement” means each Third Party Reinsurance Agreement pursuant to which a reinsurer reinsures both the Reinsured Contracts and other business of the Ceding Company.

“SLIC” has the meaning set forth in the recitals.

“SLIC Reinsurance Agreement” has the meaning set forth in the recitals.

“Specified Actions” has the meaning set forth on Schedule H.

“Statutory Book Value” means, with respect to any asset held in the Trust Account, the amount permitted to be carried by the Reinsurer as an admitted asset consistent with SAP applicable to the Reinsurer, consistently applied.

“Statutory Financial Statements” means, with respect to any Person, the annual and quarterly statutory financial statements of such Person filed with the Governmental Authority charged with supervision of such Person.

“Subcontractor” has the meaning set forth in the Administrative Services Agreement.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.

“            ” means                                               .

“                  Coinsurance Agreement” means the Retrocession Agreement effective                  between              and the Reinsurer providing for a              quota share retrocession of term life insurance policies included in the Reinsured Contracts and in the “Reinsured Contracts” ceded under the SLIC Reinsurance Agreement.

“                 Reduction” means, as of the relevant date of determination, the amount of Ceding Company Statutory Reserves retroceded to                  pursuant to the                  Retrocession Agreements, subject to a maximum aggregate limit of     ; provided, however, that if any of the              Retrocession Agreements are amended after the date hereof to increase the amount of Ceding Company Statutory Reserves retroceded thereunder, then the                  Reduction shall be calculated without regard to such amendments; and provided, further, however, that as a condition to any reduction in the amount of the     Required Balance by the amount of the Reduction, the Ceding Company must (a) have contractual cut- through rights to receive and make future payments under the                  Retrocession Agreements directly, as applicable, from or to              in the event that the Reinsurer has failed to make undisputed payments to the Ceding Company hereunder or to              thereunder; (b) have the contractual right to assume the              Retrocession Agreements upon any recapture of this Agreement and (c) be named a third party beneficiary under the              Retrocession Agreements.

“             Retrocession Agreements” means the              Coinsurance Agreement and the              YRT Agreement.

“              YRT Agreement” means the Retrocession Agreement effective                      between              and the Reinsurer providing for a retrocession of certain life insurance policies included in the Reinsured Contracts on a yearly renewable term basis and in the “Reinsured Contracts” ceded under the SLIC Reinsurance Agreement.

“Tax” or “Taxes” has the meaning specified in the Master Transaction Agreement.

“Terminated Contract” has the meaning specified in Section 2.7(a).

“Third Party Reinsurance Agreements” means (i) all reinsurance treaties and agreements in-force as of the date of this Agreement to which the Ceding Company is a ceding party and that provide coverage related to the Reinsured Contracts; (ii) any such treaty or agreement that is terminated or expired but under which the Ceding Company may continue to receive benefits with respect to the Reinsured Contracts, and (iii) any other new or replacement reinsurance treaties or agreements covering the Reinsured Contracts that are entered into by the Ceding Company in accordance with the provisions of this Agreement or by the Reinsurer on behalf of the Ceding Company as Administrator in accordance with the provisions of the Administrative Services Agreement, in each case of (i), (ii) and (iii), only to the extent that such reinsurance remains in place.

“Third Party Reinsurance Recoveries” means all amounts paid or payable to the Ceding Company under the Third Party Reinsurance Agreements to the extent related to Reinsured Liabilities that have been paid by the Reinsurer hereunder, including recoverables, amounts in respect of profit sharing and all other sums to which the Ceding Company is entitled under the Third Party Reinsurance Agreements in respect of the Reinsured Contracts.

“Total Adjusted Capital” means, with respect to any U.S. domiciled insurance company, total adjusted capital as calculated in accordance with the applicable Laws of such insurance company’s domiciliary state.

“TPA Replacement” has the meaning specified in the definition of Recapture Triggering Event.

“Transaction Agreements” means, collectively, this Agreement, the Master Transaction Agreement, the Trust Agreement, the Administrative Services Agreement, and the Guaranty.

“Transaction IMR Amount” means the amount of the IMR that is created as a direct result of the transfer of assets by the Ceding Company to the Reinsurer pursuant to Section 3.1, determined in accordance with SAP applicable to the Ceding Company.

“Transferred Assets” has the meaning set forth in the Master Transaction Agreement.

“Transition Costs” has the meaning specified in Section 4.1(g).

“Transition Period” has the meaning set forth in Section 4.1(a).

“Transition Services” has the meaning set forth in Section 4.1(a).

“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.

“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and the Trustee, substantially in the form attached as Exhibit 4.

“Trust Triggering Event” means the Reinsurer’s RBC Ratio falls below          as of the end of any calendar quarter and the Reinsurer has not cured such shortfall in its RBC Ratio within forty-five (45) days after the end of such quarter.

“Trustee” means the trustee under the Trust Agreement.

“Unamortized IMR Amount” means, with respect to any date of determination, an amount equal to the portion of the IMR Amount which remains unamortized as of such date, determined in accordance with SAP applicable to the Reinsurer.

“Unamortized Ceding Commission” means, as of any date of determination, the amount of the unamortized portion of the Ceding Commission as of the close of business as of such date of determination, determined on a straight-line basis over a ten (10) year period following the Effective Time.

“Uncollected/Deferred Premiums” means, as of any date of determination, the sum of (i) uncollected premiums in the course of collection in respect of the Reinsured Contracts, as of such date, as would be reflected in Line 15.1, column 1 in the “Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2020), plus (ii) deferred premiums booked but deferred and not yet due in respect of the Reinsured Contracts, as of such date, as would be reflected in Line 15.2, column 1 in the “Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2020).

ARTICLE II

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1 Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to reinsure and indemnify the Ceding Company (a) on a coinsurance basis for the Quota Share of the General Account Liabilities and (b) on a modified coinsurance basis for the Quota Share of the Separate Account Liabilities (collectively, the “Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein.

Section 2.2 Insurance Contract Changes. Except (a) as directed or agreed by the Reinsurer in advance in writing (such agreement not to be unreasonably withheld, conditioned or delayed), (b) for any changes initiated by the applicable Policyholder of any Reinsured Contract pursuant to the express terms of such Reinsured Contract or (c) for any changes mandated by any Governmental Authority or applicable Law, the Ceding Company shall not, on its own initiative, change the terms of any Reinsured Contract. If the Reinsured Liabilities under any of the Reinsured Contracts are changed as permitted by the foregoing sentence or as otherwise permitted by the terms of this Agreement, the Reinsurer will participate, on the reinsurance basis set forth in Section 2.1, and assume and pay                  percent (         ) of all Reinsured

Liabilities resulting from such change. With respect to any change required by any Governmental Authority or applicable Law, which the Reinsurer is not voluntarily implementing, the Ceding Company shall, to the extent practicable, prior to the effectiveness of any such change, promptly notify the Reinsurer of such proposed change and afford the Reinsurer the opportunity, to the extent practicable, to object to such change under any applicable administrative or legal procedures (both formal and informal). In the event the Reinsurer seeks to object as provided in the previous sentence, the Reinsurer shall indemnify and hold the Ceding Company harmless for any Losses suffered by the Ceding Company arising in connection with such legal or administrative procedures in accordance with Article IX. This Section 2.2 shall not apply to any changes to Non-Guaranteed Elements or Policyholder Dividends, which shall be governed exclusively by Section 2.8.

Section 2.3 Liability. Subject to the terms and conditions of this Agreement, the Reinsurer’s liability under this Agreement shall attach as of the Effective Time and the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same terms, rates and conditions as the Ceding Company, and, to the same modifications, alterations and cancellations of the Reinsured Contracts as the Ceding Company, the true intent of this Agreement being that the Reinsurer shall, subject to the terms and conditions of this Agreement, follow the fortunes of the Ceding Company with respect to the Reinsured Liabilities.

Section 2.4 Indemnity Reinsurance. This Agreement is an indemnity coinsurance and modified coinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only Party hereunder that is directly liable to any insured, Policyholder, claimant or beneficiary under any policy reinsured hereunder.

Section 2.5 Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.

Section 2.6 Reinstatements; Conversions and Exchanges.

(a) If any Reinsured Contract in-force as of the Effective Time lapses after the Effective Time and is subsequently reinstated prior to the termination of this Agreement in accordance with the terms of the Reinsured Contract, such reinstated contract shall automatically be reinsured hereunder. The Reinsurer shall be entitled to the Quota Share of all amounts received by the Ceding Company in connection with each such reinstatement.

(b) Any policy that lapsed prior to the Effective Time that would have been a Reinsured Contract hereunder if it remained in-force as of the Effective Time and is subsequently reinstated after the Effective Time in accordance with the terms of the Reinsured Contract shall automatically be reinsured as a Reinsured Contract hereunder if it is reinstated (i) on or prior to the greater of (x) one year from the Effective Time and (y) the expiration of the period for reinstatement specified in the terms of Reinsured Contract, or (ii) with the prior written consent of the Reinsurer. The Reinsurer shall be entitled to (1) the Quota Share of all amounts received by the Ceding Company in connection with each such reinstatement, and (2) to the extent not already included in such amounts transferred to the Reinsurer, the Reinsurer shall be entitled to an amount equal to the Quota Share of Ceding Company Statutory Reserves associated with such reinstated Reinsured Contract as of the effective time of such reinstatement.

(c) In the event that, pursuant to the terms of a Reinsured Contract, a policyholder converts or exchanges a Reinsured Contract into a new contract that is not administered on the same systems as the Reinsured Contracts, such new contract shall cease to be a Reinsured Contract hereunder. In each such event, the Ceding Company shall be entitled to an amount equal to the Ceding Company Statutory Reserves associated with such Reinsured Contract immediately prior to such conversion or exchange and shall be entitled to retain the Quota Share of all amounts received by the Ceding Company in connection with such conversion or exchange.

Section 2.7 Discovered In-Force Policies and Lapsed Policies.

(a) Subject to Section 2.7(b), in the event that either the Ceding Company or the Reinsurer discovers one or more policies, contracts or other evidences of insurance of the type described on Schedule B as being included as a Reinsured Contract but was not included as a Reinsured Contract on Schedule C (a “Discovered Contract”), or finds that a policy listed on Schedule C had terminated prior to the Effective Time (a “Terminated Contract”), such Party shall promptly notify the other Party in writing of the existence of such Discovered Contract or Terminated Contract. If the aggregate number of Discovered Contracts (by policy count) identified under this Agreement and the SLIC Reinsurance Agreement during the first twelve (12) months following the Closing Date and administered on the same systems as the Reinsured Contracts is less than 100 in the aggregate, then each such Discovered Contract that has both a net amount at risk and an account value of less than or equal to                  and is identified during such period shall be reinsured under this Agreement as of the Effective Time as a Reinsured Contract, and the Ceding Company shall calculate the Discovered Contract Transfer Amount for such Discovered Contract as of the Effective Time. The Ceding Company shall transfer to the Trust Account cash equal to such Discovered Contract Transfer Amount, if any, as part of the post-Closing adjustment pursuant to Section 3.1 and Article II of the Master Transaction Agreement or, if such adjustment has been paid, within thirty (30) days after the discovery thereof.

(b) If (i) at any time during the twelve (12) month period following the Closing Date, (x) a Discovered Contract is identified that is not administered on the same systems as the Reinsured Contracts, (y) a Discovered Contract is identified that is administered on the same systems as the Reinsured Contracts but has either a net amount at risk or an account value of greater than                  or (z) the aggregate number (by policy count) of Discovered Contracts identified under the SLIC Reinsurance Agreement and by the Ceding Company or the Reinsurer under this Agreement during the twelve (12) month period following the Closing Date is greater than 100, or (ii) at any time on or after the day that is twelve (12) months after the Closing Date, either the Ceding Company or the Reinsurer discovers any Discovered Contract that is administered on the same systems as the Reinsured Contracts, then, in each case, the Parties shall work together in good faith, taking into account factors such as the Reinsurer’s retention limit and any additional costs to be incurred to administer such Discovered Contract, to determine whether to reinsure any such Discovered Contracts. In the event the Parties agree to reinsure such Discovered Contracts, the Parties will reasonably cooperate to develop and implement an agreement to transfer the Discovered Contracts, including with respect to the amounts and assets to be transferred; provided, that any Discovered Contracts that are agreed to be reinsured pursuant to this Section 2.7(b) shall be transitioned and administered consistent with all other Reinsured Contracts hereunder. In the event the Parties do not agree to reinsure such Discovered Contracts, any Discovered Contracts that are administered on the same systems as the Reinsured Contracts but are not reinsured under this Agreement will be administered by the Reinsurer under the Administrative Services Agreement, subject to mutual agreement of the Parties on appropriate administration terms, and the Ceding Company paying to the Reinsurer a mutually agreed expense allowance that is at least comparable to the expense being incurred at such time with respect to the administration of similar non-Discovered Contracts reinsured hereunder, which administrative terms and expense allowance shall be negotiated by the Parties in good faith.

(c) Any Terminated Contract shall be removed from Schedule C, the Ceding Company shall calculate and notify the Reinsurer in writing of the portion of the MLIC Initial Premium and the portion of the Ceding Commission allocable to such Terminated Contract as of the Effective Time and the Reinsurer shall transfer to the Ceding Company within ten (10) days of receipt of such notice cash equal to such portion of the MLIC Initial Premium, net of such portion of the Ceding Commission.

Section 2.8 Non-Guaranteed Elements; Policyholder Dividends.

(a) From and after the Closing Date, the Ceding Company shall retain the authority to set and establish all Non-Guaranteed Elements in respect of the Reinsured Contracts in compliance with (i) the methodologies set forth in Schedule G (as amended in accordance with Section 2.8(b), if applicable), (ii) the terms of the Reinsured Contracts, (iii) applicable Law and (iv) generally accepted actuarial standards of practice (collectively, the “NGE Standards”); provided that the Ceding Company shall give the Reinsurer at least ten (10) Business Days prior written notice before any change to Non-Guaranteed Elements specifying the planned change. The Reinsurer may, from time to time (including during the notice period specified above), make recommendations to the Ceding Company with respect to Non-Guaranteed Elements, including revisions to the planned change, so long as the recommendations comply and are consistent with the NGE Standards (including any exceptions thereto mutually agreed in writing). The Ceding Company shall fully consider all such recommendations and act reasonably and in good faith in determining whether any such recommendations should be accepted; provided that it shall be deemed unreasonable for the Ceding Company to reject or otherwise fail to implement or put into effect any recommendation that is timely given and complies with the NGE Standards. Any recommendation of the Reinsurer with respect to Non-Guaranteed Elements that both (x) complies with the NGE Standards and (y) is rejected by the Ceding Company or that the Ceding Company otherwise fails to implement or put into effect in a timely manner, shall be deemed an Excluded Liability hereunder and shall be disregarded for purposes of this Agreement, and the reinsurance hereunder shall continue, and the amounts due to the Reinsurer and the Reinsurer’s Liability hereunder shall be calculated from the date of such rejection or failure as if such recommendation had been implemented. The Reinsurer shall indemnify and hold harmless the Ceding Company for Losses arising out of or resulting from the Ceding Company’s acceptance and implementation of the Reinsurer’s recommendations in accordance with Article IX.

(b) During the first ninety (90) days following the Closing Date, the Parties agree to work together, consistent with the framework set forth in Schedule J, in good faith to finalize and mutually agree upon a form of revised methodologies set forth in Schedule G and, following such agreement, to work together to file such agreed form for approval with the Minnesota Department of Commerce. Following such approval, such revised methodologies will be attached to this Agreement as Schedule J and, upon the completion of the Transition Period, such revised Schedule J shall become the methodologies applicable to this Agreement and shall replace the methodologies set forth in Schedule G.

Section 2.9 Retrocession.

(a) The Reinsurer may retrocede the Reinsured Risks with respect to Reinsured Contracts to (i) (x) any U.S. domiciled insurance companies that are Affiliated with the Reinsurer with an RBC Ratio of          or higher, and (y) any Bermuda domiciled insurance companies that are wholly-owned Subsidiaries of the Guarantor or that are Affiliated with the Reinsurer with a BSCR Ratio of          or higher, (ii)                  pursuant to the                  Retrocession Agreements, and (iii) any other insurance companies with the prior written consent of the Ceding Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, that, with respect to any retrocession contemplated in clause (i), (ii) or (iii), other than the                  Coinsurance Agreement, unless otherwise agreed in writing by the Ceding Company, the Reinsurer shall retain net for its own account (and not reinsured or retroceded), (A) with respect to the                  YRT Agreement, at least                  of the net amount at risk with respect to each Reinsured Contract reinsured thereunder, and (B) with respect to any other retrocession, (1) at least          percent (         ) of the Reinsurer Statutory Reserves, in the aggregate, and (2) other than to an Affiliate of the Reinsurer or wholly-owned Subsidiary of the Guarantor, at least          percent (         ) of the Reinsurer Statutory Reserves with respect to each Reinsured Contract.

(b) Except as set forth in this Section 2.9, the Reinsurer may not retrocede or otherwise transfer all or any portion of the Reinsured Risks. For the avoidance of doubt, no retrocession by the Reinsurer of any Reinsured Risks shall relieve the Reinsurer of any of its obligations under this Agreement or the Trust Agreement.

Section 2.10 Separate Accounts. Notwithstanding anything contained in this Agreement to the contrary, for each of the Reinsured Contracts that relate to the Separate Account Liabilities, the Separate Account Reserves and the amount invested on a variable basis in accordance with the terms of such Reinsured Contracts shall be held by the Ceding Company in the Separate Accounts, and Premiums with respect to such Reinsured Contracts shall be deposited in the Separate Accounts to the extent required to be deposited therein by the terms of such Reinsured Contracts.    From and after the Closing Date, the Ceding Company shall retain and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Statutory Financial Statements, consistent with Ceding Company Domiciliary State SAP. For each Reinsured Contract that relates to the Separate Account Liabilities, the Reinsurer shall deposit, shall cause to be deposited, or shall transfer to the Ceding Company for deposit any additional amounts required to be deposited into the Separate Accounts after the Closing Date pursuant to the terms of the applicable Reinsured Contract, in each case, except to the extent that such amounts have been previously paid (or provided for) pursuant to the Net Settlement, and all amounts incurred with respect to surrenders, annuitization payments, death benefits, compensation or any other amounts with respect to such Reinsured Contracts that by the terms of such Reinsured Contracts contemplate payment from the Separate Accounts (the “Separate Account Liabilities”) shall be paid out of the Separate Accounts to the extent so contemplated; provided, however, that the Separate Account Liabilities shall not include Excluded Liabilities. As of the Closing Date, the Parties will record on their respective books and records an initial reserve adjustment to the extent necessary to reflect the cession of the Separate Account Liabilities hereunder on a modified coinsurance basis.

Section 2.11 Restrictions on Redomestication. From and after the date hereof, the Reinsurer shall not redomesticate to the State of Iowa.

Section 2.12 Third Party Reinsurance.

(a) This Agreement is written net of Third Party Reinsurance Recoveries actually collected. During the Transition Period, the Reinsurer shall make payment to the Ceding Company of all Reinsured Liabilities, net of Third Party Reinsurance Recoveries. Following the Transition Period and for so long as the Administrative Services Agreement is in effect thereafter, the Reinsurer shall make payment to (or, as Administrator under the Administrative Service Agreement, on behalf of) the Ceding Company of all Reinsured Liabilities, calculated without reduction for Third Party Reinsurance Recoveries, in consideration for the Reinsurer’s rights under Section 3.2 to all Third Party Reinsurance Recoveries actually received. The Parties agree and acknowledge that the collectability of reinsurance under the Third Party Reinsurance Agreements shall be at the risk and for the account of the Reinsurer.

(b) From and after the Closing Date, upon the direction of the Reinsurer to the Ceding Company or, as applicable, pursuant to the terms of the Administrative Services Agreement, the Reinsurer shall have the exclusive right to terminate, amend or replace with a new reinsurance agreement between the Reinsurer and the applicable reinsurer, in whole or in part, any of the Third Party Reinsurance Agreements to the extent such termination, amendment or replacement relates to the Reinsured Contracts and the Reinsurer pays all transfer or recapture fees and any other amounts payable by the Ceding Company in connection therewith; provided that such termination, amendment or replacement does not affect the reinsurance coverage or other reinsurance terms provided thereunder with respect to any other business of the Ceding Company reinsured under such Third Party Reinsurance Agreement.

(c) The Ceding Company agrees that it shall take any actions reasonably requested by the Reinsurer to maintain in full force and effect each of the Non-Shared Reinsurance Agreements and to perform fully each of its obligations thereunder to the extent such action is not an action required to be taken by the Administrator under the Administrative Services Agreement following the Transition Period.    Except with the prior written consent of the Reinsurer, or as required to comply with applicable Law, the Ceding Company shall not, and shall not agree to, any modification, amendment, supplement, replacement, restatement, termination, waiver, consent, election, or exercise any discretion under, any of the Non-Shared Reinsurance Agreements.

(d) With respect to each Reinsurer Majority Shared Reinsurance Agreement, the following terms shall apply:

(i)

The Reinsurer shall have the right to provide reasonable instructions to the Ceding Company in writing to, and, subsequent to its receipt of such written instruction, the Ceding Company shall follow any such written instruction to, enforce any right of the Ceding Company under the Reinsurer Majority Shared Ceded Reinsurance Agreement that is the subject of any such instruction and under applicable Law to the extent (x) related to a coverage dispute or other claim for breach related to a Reinsured Contract against a counterparty to a Third Party Reinsurance Agreement, or (y) that failure to enforce such right would reasonably be expected to have a material adverse effect on the Reinsurer. Any instruction delivered pursuant to this paragraph shall be provided to the Ceding Company within a reasonable time to permit the Ceding Company to review, clarify, and implement such instruction. The Ceding Company shall have the right to seek to recapture the business other than the Reinsured Contracts that is reinsured under such Reinsurer Majority Shared Reinsurance Contract in the event that any such instruction would be reasonably expected to have a material adverse effect on the Ceding Company. To the extent the Ceding Company becomes aware of any matter that could require an instruction from the Reinsurer pursuant to this clause (i), and such matter is not otherwise subject to a notification required pursuant to clause (ii) below and the Reinsurer is not aware of such matter in connection with its performance as the administrator under the Administrative Services Agreement, the Ceding Company shall use its commercially reasonable efforts to provide the Reinsurer with written notice thereof promptly upon becoming aware of such matter.

(ii)

The Ceding Company agrees that, prior to entering into any modification, amendment, supplement, replacement, restatement, waiver, consent, election, or exercising any discretion under a Reinsurer Majority Shared Reinsurance Agreement, the Ceding Company shall (x) provide the Reinsurer with written notice thereof at least thirty (30) days prior to the proposed effectiveness thereof, and (y) seek the prior written consent of the Reinsurer (such consent not to be unreasonably withheld, conditioned or delayed) or non-consent to (A) any action involving a proposed rate increase or reduction of reinsurance coverage or any proposal to recapture (in full or in part) such coverage, in each case with respect to the Reinsured Contracts or (B) any other action if such action would reasonably be expected to have a material adverse effect on the Reinsurer. If the Reinsurer does not provide such written consent within ten (10) days of its receipt of written notice, or such shorter period as necessitated by the terms of the Shared Reinsurance Agreement as communicated by the Ceding Company to the Reinsurer, the Reinsurer shall have been deemed to have automatically consented to such action.

(iii)

In the event the Ceding Company takes any action requiring the consent of the Reinsurer pursuant to Section 2.12(d)(ii) without obtaining such consent, such action shall be disregarded for purposes of this Agreement, and the reinsurance hereunder will continue as if such action had not occurred (i.e., amounts owed between the Parties shall be calculated using the terms of such Reinsurer Majority Shared Reinsurance Agreement as in effect immediately prior to such action).

(iv)

In addition, the Ceding Company shall, and shall cause its Affiliates to, act in accordance with the reasonable direction of the Reinsurer (which direction could include a direction to settle) in connection with any arbitration or litigation between the Ceding Company and any counterparty to a Reinsurer Majority Shared Reinsurance Agreement to enforce the Ceding Company’s rights under any such Reinsurer Majority Shared Reinsurance Agreement, to the extent (x) such arbitration or litigation is in respect of a coverage dispute or other claim for breach involving a Reinsured Contract against a counterparty to a Third Party Reinsurance Agreement, or (y) that failure to enforce such rights would reasonably be expected to have a material adverse effect on the Reinsurer.

(v)

In providing any instruction pursuant to Section 2.12(d)(i), non-consent pursuant to Section 2.12(d)(ii), or direction in connection with any arbitration or litigation pursuant to Section 2.12(d)(iv), the Reinsurer shall take into account the Ceding Company’s interests in such Reinsurer Majority Shared Reinsurance Agreement.

(vi)

The Reinsurer and the Ceding Company shall share in the costs incurred in connection with any arbitration or litigation pursuant to Section 2.12(d)(iv) in proportion to each Party’s share of the ceded net amount at risk under the Reinsurer Majority Shared Reinsurance Agreement that is the subject of such arbitration or litigation; provided, however, that all such costs and expenses shall be borne solely by (A) the Reinsurer, if such arbitration or litigation is related solely to the Reinsurance Contracts reinsured under such Reinsurer Majority Shared Reinsurance Agreement, and (B) the Ceding Company, if such arbitration or litigation is related solely to business reinsured under such Reinsurer Majority Shared Reinsurance Agreement other than the Reinsured Contracts.

(vii)

As used in this Section 2.12(d) and Section 2.12(e) below, “material” shall be determined with reference to the economic benefit to the applicable Party under the applicable Shared Reinsurance Agreement.

(e)	With respect to each Ceding Company Majority Shared Reinsurance Agreement, the following provision shall apply:

(i)

The Reinsurer agrees that the Ceding Company shall have the right to agree to any modification, amendment, supplement, replacement, restatement, waiver, consent, election, or to exercise any discretion in respect of a Ceding Company Majority Shared Reinsurance Agreement. The Ceding Company agrees it shall provide the Reinsurer with written notice of any such action at least thirty (30) days prior to the proposed effectiveness thereof, or such shorter period as necessitated by the terms of the Shared Reinsurance Agreement as communicated by the Ceding Company to the Reinsurer; provided, however, that if any such action (A) involves a proposed rate increase or reduction of reinsurance coverage or any proposal to recapture (in full or in part) such coverage, in each case with respect to the Reinsured Contracts or (B) would reasonably be expected to have a material adverse effect on the Reinsurer, the Ceding Company agrees it shall (x) provide the Reinsurer with written notice of such action at least ten (10) Business Days prior to agreeing to any such action, and (y) seek the prior written consent of the Reinsurer (such consent not to be unreasonably withheld, conditioned or delayed). In the event any such actions are effectuated without the consent of the Reinsurer pursuant to the immediately preceding sentence, at the Reinsurer’s request, the Ceding Company shall exercise its reasonable best efforts to recapture the Reinsured Contracts, including seeking the agreement of the counterparty to such Ceding Company Shared Reinsurance Agreement to agree to the partial recapture thereof with respect to the Reinsured Contracts that are reinsured under such Ceding Company Majority Shared Reinsurance Agreement.

(ii)

In addition, the Ceding Company shall, and shall cause its Affiliates to take into account the Reinsurer’s interests in such Ceding Company Majority Shared Reinsurance Agreement in connection with any arbitration or litigation between the Ceding Company and any counterparty to a Ceding Company Majority Shared Reinsurance Agreement to enforce the Ceding Company’s rights under any such Reinsurer Majority Shared Reinsurance Agreement, to the extent (A) related to a coverage dispute or other claim for breach involving a Reinsured Contract against a counterparty to a Third Party Reinsurance Agreement, or (B) that failure to enforce such rights would reasonably be expected to have a material adverse effect on the Reinsurer.

(iii)

The Reinsurer and the Ceding Company shall share in the costs incurred in connection with any arbitration or litigation pursuant to Section 2.12(e)(ii) in proportion to each Party’s share of the ceded net amount at risk under the Ceding Company Majority Shared Reinsurance Agreement that is the subject of such arbitration or litigation; provided, however, that all such costs and expenses shall be borne solely by (A) the Reinsurer, if such arbitration or litigation is related solely to the Reinsurance Contracts reinsured under such Ceding Company Majority Shared Reinsurance Agreement, and (B) the Ceding Company, if such arbitration or litigation is related solely to business reinsured under such Ceding Company

Majority Shared Reinsurance Agreement other than the Reinsured Contracts.

(f) Without limiting the foregoing, the Parties agree, that from and after the Closing Date, with respect to each Shared Reinsurance Agreement, the Parties shall cooperate in good faith to bifurcate the Shared Reinsurance Agreements such that Third Party Reinsurance Agreements relating to the Reinsured Contracts are subject to their own separate agreement or agreements; provided that such Third Party Reinsurance Agreements relating to the Reinsured Contracts resulting from such bifurcation shall be on the same terms and conditions as the reinsurance of the Reinsured Contracts under the Shared Reinsurance Agreements.

(g) Subject to the provisions of this Section 2.12, Liabilities with respect to the Reinsured Contracts under any Third Party Reinsurance Agreement that is terminated or recaptured shall be ceded hereunder automatically to the Reinsurer without further action, subject to receipt by the Reinsurer of any reserve transfer or similar transfers or settlement amount in respect of the Reinsured Contracts, if any, received by the Ceding Company from the applicable reinsurer.

ARTICLE III

PAYMENTS; ADDITIONAL CONSIDERATION

Section 3.1 Initial Reinsurance Premium; Ceding Commission.

(a) As initial consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to an amount equal to the MLIC Initial Premium.

(b) As consideration for the Ceding Company entering into this Agreement, the Ceding Company shall be entitled to an amount equal to the Ceding Commission.

(c) The amounts in Section 3.1(a) and Section 3.1(b) shall be netted against each other and, on the Closing Date, (i) the Ceding Company shall transfer to the Trust Account, on behalf of the Reinsurer, the Transferred Assets and (ii) the Reinsurer shall pay to the Ceding Company a cash payment, in each case in accordance with Article II of the Master Transaction Agreement. To the extent required pursuant to Section 5.2(b), the Reinsurer shall deposit additional Eligible Assets into the Trust Account on the Closing Date. Each of the MLIC Initial Premium, Pre-Closing Net Settlement, Transferred Assets, Estimated Initial Required Balance and Ceding Commission will be determined, adjusted, settled and paid in accordance with Article II of the Master Transaction Agreement; provided, that any adjustment applicable to the Pre-Closing Net Settlement shall be determined and settled in accordance with the second Net Settlement hereunder following the Closing Date.

(d) The Ceding Company and the Reinsurer agree that the Existing IMR Amount and the Transaction IMR Amount shall be calculated by the Ceding Company in accordance with SAP on a post-Tax basis and ceded to and held by the Reinsurer and the Ceding Company shall have no obligation to maintain any net IMR relating to any Existing IMR Amount, Transaction IMR Amount or any other IMR Amount other than in respect of the Excluded Liabilities.

Section 3.2 Additional Consideration. Subject to Section 2.10, as additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to the Quota Share of the following amounts collected at or after the Effective Time by the Ceding Company, in each case, other than in respect of the Excluded Liabilities (the “Additional Consideration”), without duplication:

(a) Premiums received;

(b) Third Party Reinsurance Recoveries received;

(c) (i) mortality and expense risk charges, administrative expense charges, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately for the Reinsured Contracts collected by the Ceding Company, and any other charges, fees, and similar amounts received by the Ceding Company from the Separate Accounts with respect to the Reinsured Contracts, and (ii) all revenue sharing fees, service fees, distribution fees and other amounts received by the Ceding Company from or in respect of any Fund or pursuant to any Investment Product Agreement to the extent attributable to the Reinsured Contracts, including amounts received pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (collectively, the “Separate Account Charges”); and

(d) all amounts that are transferrable from the Separate Accounts to the general account of the Ceding Company in respect of the Reinsured Contracts, net of amounts that are transferrable from the general account of the Ceding Company to the Separate Accounts in respect of the Reinsured Contracts.

Section 3.3 Net Settlement.

(a) During the term of this Agreement, a settlement amount between the Ceding Company and the Reinsurer as of the last day of each Monthly Accounting Period (the “Net Settlement”) shall be calculated by the Reinsurer, as administrator, and a statement setting forth details of such calculation (the “Monthly Settlement Statement”) in the form as set forth as Exhibit 1 shall be delivered by the Reinsurer to the Ceding Company no later than later than ten (10) Business Days following the end of such Monthly Accounting Period; provided that during the Transition Period, such reports shall be calculated and delivered by the Ceding Company as administrator. If the amount of the Net Settlement for such Monthly Accounting Period is positive, the Ceding Company shall pay such amount in cash to the Reinsurer within five (5) Business Days of its receipt of the Monthly Settlement Statement for such period from the Reinsurer. If the amount of the Net Settlement for such Monthly Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount in cash to the Ceding Company within five (5) Business Days of its delivery of the Monthly Settlement Statement for such period to the Ceding Company.

(b)	The Net Settlement with respect to each Monthly Accounting Period shall be an amount equal to the following:

(i)

the Additional Consideration attributable to such Monthly Accounting Period to the extent such Additional Consideration is not deposited into the Separate Accounts in accordance with Section 2.10; minus

(ii)	the Reinsured Risks paid by the Ceding Company during such Monthly Accounting Period to the extent such Reinsured Risks are not paid out of the Separate Accounts in accordance with Section 2.10; minus

(iii)	the Expense Allowance for such Monthly Accounting Period.

(c) The Monthly Settlement Statement shall also set forth for each Monthly Accounting Period a calculation (a “Modco Adjustment”) equal to the following:

(i)	The Separate Account Liabilities as of the end of the Monthly Accounting Period prior to the Monthly Accounting Period to which the Monthly Settlement Statement relates, minus

(ii)	The Separate Account Liabilities as of the end of the Monthly Accounting Period to which the Monthly Settlement Statement relates, plus

(iii)	All transfers into the Separate Accounts in respect of the Reinsured Contracts during such Monthly Accounting Period, minus

(iv)	All transfers out of the Separate Accounts in respect of the Reinsured Contracts during such Monthly Accounting Period, plus

(v)	All investment income (loss) in respect of assets in the Separate Accounts related to the Reinsured Contracts for such Monthly Accounting Period.

The Parties agree and acknowledge that the Modco Adjustment shall always equal zero.

(d) Following the Transition Period and for so long as the Administrative Services Agreement remains in effect, the Reinsurer shall, in accordance with the terms thereof, collect all Additional Consideration and pay all Reinsured Risks on behalf of the Ceding Company. To the extent that the Ceding Company (rather than the Reinsurer) directly recovers any Additional Consideration from any third party attributable to the Reinsured Contracts, the Ceding Company shall hold such amounts in trust for the benefit of the Reinsurer and shall transfer and deliver such amounts to the Reinsurer, together with any endorsements to effect the transfer and any pertinent information that the Ceding Company may have relating thereto, in connection with the Net Settlements. Direct receipt by the Reinsurer or any of its Affiliates of any Additional Consideration shall be reflected in the Monthly Settlement Statements and shall satisfy the Ceding Company’s obligations to transfer any Additional Consideration to the Reinsurer hereunder. Similarly, direct payment by the Reinsurer of any Reinsured Risks shall be reflected in the Monthly Settlement Statements and shall satisfy the Reinsurer’s obligations to reimburse the Ceding Company for such Reinsured Risks hereunder.

(e) In the event that the Parties disagree with the calculation of the Net Settlement or the Modco Adjustment set forth in any Monthly Settlement Statement, any Party may deliver written notice to the other Party of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.

(f) Any resolution as to disagreements arising under Section 3.3(e) agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement as to the calculation of the Net Settlement or the Modco Adjustment set forth in a Monthly Settlement Statement within two (2) Business Days after either Party delivers written notice of any such disagreement to the other Party, the Parties shall jointly request (i) the Independent Accounting Firm, to make a determination with respect to all matters in dispute, other than with respect to the calculation of the Ceding Company Statutory Reserves reflected in any such calculation, or (ii) with respect to the calculation of the Ceding Company Statutory Reserves, the Independent Actuary to determine the matters in dispute; provided, that, if no firm is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Independent Accounting Firm’s determination of the Net Settlement or the Modco Adjustment shall be final and binding upon the Parties. The Independent Actuary’s determination of the Ceding Company Statutory Reserves shall be final and binding upon the Parties. All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be paid by the Party (that is, the Ceding Company or the Reinsurer) whose position with respect to the matter in dispute is furthest from the Independent Accounting Firm’s or Independent Actuary’s, as applicable, final determination. After a final and binding resolution of any dispute described in this Section 3.3(f) is reached, the Parties agree to promptly make any necessary adjustments under Section 3.3 to the applicable Net Settlement or the Modco Adjustment. To the extent applicable, any disagreement determined under this Section shall be consolidated with any similar disagreement being determined in connection with the same monthly settlement under the SLIC Reinsurance Agreement.

Section 3.4 Delayed Payments. If there is a delayed settlement of any payment due in respect of any Net Settlements hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.4, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision. With respect to a Party’s obligation to make payments in respect of any Net Settlements hereunder, to the extent such payment amount is not in dispute, it shall become due on the date specified in this Article III. Any disputed amounts that are subsequently determined to be due shall be paid or deposited with interest calculated thereon at the Interest Rate from the first day immediately following the date such payment would have been due if not disputed to the date of payment. Any Net Settlement amounts paid by a party pursuant to this Article III that are subsequently determined not to be due shall be refunded to such party with interest calculated thereon at the Interest Rate from the date of payment thereof to the date prior to the date of refund.

Section 3.5 Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 3.6 Offset. Except as otherwise provided under applicable Law, any undisputed debits or credits incurred between the Parties on and after the Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off or recouped, and only the net balance shall be allowed or paid. In the event of any liquidation, insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 3.6 shall apply to the fullest extent permitted by applicable Law.

Section 3.7 Premium Taxes. For each Monthly Accounting Period, the Parties shall cooperate and provide the other with information regarding premium Taxes and guaranty fund assessments which is reasonably necessary to calculate the Net Settlement, provided that any payment or reimbursement in respect of Allocated Premium Taxes shall be settled between the Parties as set forth in the Administrative Services Agreement.

Section 3.8 Reports from the Reinsurer.

(a) Following the Transition Period and for so long as the Administrative Services Agreement remains in effect, the Reinsurer shall provide to the Ceding Company periodic accounting and other reports with respect to the Reinsured Contracts as specified in the Administrative Services Agreement. Except as otherwise set forth herein or in the Administrative Services Agreement, settlement with respect to amounts owed hereunder by the Reinsurer to the Ceding Company and by the Ceding Company to the Reinsurer shall be performed through the direct payment by the Reinsurer of Reinsured Risks and direct receipt by the Reinsurer of Additional Consideration on an ongoing basis in its capacity as the administrator under the Administrative Services Agreement.

(b) Each calendar quarter, the Reinsurer shall provide to the Ceding Company, within five (5) Business Days after the relevant Capital Reporting Deadline, a calculation of the RBC Ratio of the Reinsurer as of the last day of the immediately preceding calendar quarter, (i) with respect to quarters other than the last quarter of a calendar year, based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization and (ii) with respect to the last quarter of a calendar year, as calculated by the Reinsurer. In addition, if the RBC Ratio of the Reinsurer as of any calendar quarter-end is below the amount described in clause (a) of the definition of “Recapture Triggering Event” herein and has been cured, the Reinsurer shall provide to the Ceding Company evidence that such shortfall has been cured by the applicable Capital Reporting Deadline. Each such calculation shall include reasonable supporting detail with respect to such calculation. In the event the Reinsurer fails to provide a calculation of its RBC Ratio as and when required pursuant to this Section 3.8(b), and such failure has not been cured within five (5) Business Days after written notice thereof from the Ceding Company, the RBC Ratio of the Reinsurer shall be deemed to be less than the amount set forth in the definition of “Trust Triggering Event”.

(c) Each of the Reinsurer and the Ceding Company shall provide written notice to the other Party of the occurrence of any Trust Triggering Event, Reserve Credit Event, or Recapture Triggering Event within two (2) Business Days after it becomes aware of such occurrence. In addition, the Reinsurer shall cooperate fully with the Ceding Company and promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether a Trust Triggering Event, Reserve Credit Event or Recapture Triggering Event has occurred or is likely to occur.

(d) At the Ceding Company’s request, the Reinsurer shall provide to the Ceding Company a copy of the Reinsurer’s annual and quarterly Statutory Financial Statement and a copy of its annual audited Statutory Financial Statements, along with the audit report thereon.

(e) At the Ceding Company’s reasonable request, the Reinsurer shall meet with the Ceding Company and its Representatives upon reasonable notice and during business hours and for a reasonable period of time, and, subject to applicable Law, will provide to the Ceding Company additional financial and operational materials, as well as access to the Reinsurer’s senior financial officers, provided such access shall not unreasonably interfere with the conduct of the business of the Reinsurer, designed to provide to the Ceding Company a comprehensive perspective on (i) the Reinsurer’s then-current financial condition and continuing creditworthiness and (ii) the Reinsurer’s valuation and other information requested by the Ceding Company with respect to the assets held in the Trust Account; provided, that, other than during the continuation of a Trust Triggering Event or Recapture Triggering Event, (1) any such requests shall be limited to once per calendar quarter, and (2) any requests under this Agreement and the SLIC Reinsurance Agreement in excess of once per calendar year, in the aggregate, shall be at the cost and expense of the Ceding Company. Nothing herein shall (x) require the Reinsurer to disclose any information to the Ceding Company or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Reinsurer or any of its Affiliates is a party); it being understood that the Reinsurer shall use its reasonable best efforts to enable such information to be furnished or made available to the Ceding Company or its Representatives without so jeopardizing privilege or contravening such applicable Law (including redacting information or entering into joint defense agreements with the Ceding Company on mutually agreeable terms) or (y) require the Reinsurer to disclose its Tax records or any personnel or related records (except with respect to Premium Taxes and other Taxes expressly covered by this Agreement). The Ceding Company shall make its requests under this paragraph simultaneously with any similar requests of SLIC under the SLIC Reinsurance Agreement.

(f) During the Transition Period, at the Reinsurer’s reasonable request, the Ceding Company shall (i) provide the Reinsurer and its Representatives reasonable access during normal business hours to the books and records of the Ceding Company pertaining to the Reinsured Contracts and the Transition Services; provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator, and (ii) permit the

Reinsurer and its Representatives to make copies of such records. Nothing herein shall (x) require the Ceding Company to disclose any information to the Reinsurer or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Reinsurer or any of its Affiliates is a party); it being understood that the Ceding Company shall use its reasonable best efforts to enable such information to be furnished or made available to the Reinsurer or its Representatives without so jeopardizing privilege or contravening such applicable Law (including redacting information or entering into joint defense agreements with the Reinsurer on mutually agreeable terms) or (y) require the Ceding Company to disclose its Tax records or any personnel or related records (except with respect to Premium Taxes and other Taxes expressly covered by this Agreement). The Reinsurer shall conduct the audits under this paragraph simultaneously with any similar requests it submits to SLIC under the SLIC Reinsurance Agreement.

(g) The Parties acknowledge and agree that the reports and information required to be delivered by the Reinsurer under this Section may be consolidated for simultaneous delivery to SLIC under the SLIC Reinsurance Agreement and the Ceding Company under this Agreement, as applicable.

ARTICLE IV

ADMINISTRATION

Section 4.1 Administration.

(a) From and after the Closing Date until the effectiveness of the Administrative Services Agreement, as to the applicable phase (the “Transition Period”), the Ceding Company shall provide, or cause to be provided, all required, necessary and appropriate administrative and related services with respect to the Reinsured Contracts, the Reinsured Liabilities, the Separate Accounts and the Third Party Reinsurance Agreements (collectively, the “Transition Services”), and shall use commercially reasonable efforts to retain appropriate personnel to administer the Reinsured Contracts, the Reinsured Liabilities, the Separate Accounts and the Third Party Reinsurance Agreements, including technology and operations subject matter experts. The Ceding Company agrees to perform, or cause to be performed, the Transition Services (i) in a professional and timely manner in material conformance with applicable Law and applicable industry standards in administering life and annuity insurance contracts of the types included in the Reinsured Contracts and in accordance with the respective terms of the Reinsured Contracts, (ii) in accordance and consistent with administrative practices and related policies and procedures at least as stringent as the Ceding Company’s administrative practices and related policies and procedures in effect as of the date hereof for the Reinsured Contracts , and (iii) with substantially the same priority as the Ceding Company accords its own operations with respect to similar business for its own account, (the standards described in clauses (i) through (iii), collectively, the “Service Standards”). In consideration for the Ceding Company providing the Transition Services, during the Transition Period, the Reinsurer will pay to the Ceding Company an expense allowance (the “Expense Allowance”) in respect of the Reinsured Contracts that are in-force as of any relevant date of determination, calculated in accordance with Schedule N. Following the Transition Period, the Ceding Company will continue to perform the Excluded Services in accordance with the terms of the Administrative Services Agreement and for no additional consideration or expense, except as provided pursuant to the Cost Sharing Model.

(b) The Ceding Company and the Reinsurer shall each appoint and provide the name, tile and contact information for one or more individuals who shall each be a current officer or employee of such Party or an Affiliate thereof and who shall serve as such Party’s primary contacts with respect to issues that may arise out of this Agreement or the Administrative Services Agreement (each such Person, a “Coordinator”). Each Party may replace its respective Coordinator(s) by giving notice to the other Party stating the name, title and contact information for the new Coordinator(s). The Coordinators will have primary responsibility on behalf of their respective Party to communicate and coordinate with the other Coordinators with respect to this Agreement and the Administrative Services Agreement. The Coordinators shall constitute a committee (the “Committee”) which shall meet, either in person or telephonically, as frequently as they may determine to be necessary or appropriate. In the event there is an open issue that is time critical (in the reasonable judgment of the requesting Coordinator) or a dispute arises between the Parties under this Agreement, the Coordinators shall meet as soon as reasonably practicable and shall use reasonable efforts and work together in good faith to resolve any disagreements or disputes between the Parties as expeditiously as possible. Each Party shall, from time to time at the reasonable request of another Party, make its Coordinators available for the purpose of consultation and decision or review and discussion of any and all matters pertaining to this Agreement, the Administrative Services Agreement and transactions contemplated hereby and thereby. The Committee shall discuss topics of importance to this Agreement, including, by way of example, (i) reasonable inquiries from the Reinsurer with respect to the performance of the Transition Services, (ii) matters covered in Sections 2.7(b), 2.12 and 4.4, (iii) the allocation between the Ceding Company and the Reinsurer of costs and expenses arising under this Agreement and the Administrative Services Agreement in accordance with the Cost Sharing Model, and (iv) if requested by a Coordinator, any Specified Actions requiring the approval of the Reinsurer. For the avoidance of doubt, the Committee and Coordinators contemplated hereunder shall be the same committee and coordinators described under the SLIC Reinsurance Agreement and shall conduct its meetings simultaneously to the meetings contemplated under the SLIC Reinsurance Agreement.

(c) The Reinsurer may request, and the Ceding Company shall prepare and deliver to the Reinsurer (x) during the Transition Period, the reports set forth on Schedule L-1, and (y) following the Transition Period, the reports set forth on Schedule L-2. In addition, from and after the Closing Date, the Ceding Company shall provide to the Reinsurer such additional information that is reasonably requested by the Reinsurer relating to the Reinsured Contracts, including information required to comply with requirements of applicable Law or a Governmental Authority or for other reasonable internal or external audit or reporting functions, or for any other reasonable business purpose; provided that the provision of such information is not materially burdensome on the Ceding Company (the “Additional Reports”). Responsibility for the costs and expenses incurred in preparing such Additional Reports shall be governed by the Cost Sharing Model in the Administrative Services Agreement. Subject to the foregoing, the Ceding Company shall use commercially reasonable efforts to provide any such Additional Reports on a timely basis, and, to the extent that a filing deadline is communicated to the Ceding

Company reasonably in advance thereof, in order for the Reinsurer to comply with any such filing deadlines. The Parties acknowledge and agree that the reports delivered under this Section may be consolidated for simultaneous delivery by SLIC under the SLIC Reinsurance Agreement and the Ceding Company under this Agreement, as applicable.

(d) In the event that the Ceding Company is unable, for any reason, to perform all or a material portion of the Transition Services in compliance with the standards required by Section 4.1(a) for a period that is reasonably expected to exceed two (2) Business Days, where such failure to perform would, individually or in the aggregate, reasonably be expected to have a significant detrimental impact to the Reinsured Contracts, the Ceding Company shall promptly provide notice to the Reinsurer of the Ceding Company’s inability to perform the applicable Transition Services. Within sixty (60) days from the receipt of such notice, the Ceding Company shall deliver to the Reinsurer a corrective action plan (the “Corrective Action Plan”) setting forth a strategy to remedy the inability of the Ceding Company to perform such Transition Services (which may include, upon written consent of the Reinsurer, obtaining an alternative means of providing such Transition Services) and a reasonable timeline to implement such strategy. The Ceding Company shall consider in good faith any changes to the Corrective Action Plan reasonably requested by the Reinsurer, and the Ceding Company shall use commercially reasonable efforts to implement such Corrective Action Plan as soon as reasonably practicable, subject to applicable Law. In no event shall the foregoing limit the obligation of the Ceding Company to perform such Transition Services in accordance with the terms hereof or any remedy of the Reinsurer under this Agreement or any of the other Transaction Agreements.

(e) The Ceding Company shall reasonably cooperate with the Reinsurer and         to support the conversion of the administration of the Reinsured Contracts and the Third Party Reinsurance Contracts to the         platform by performing the obligations and providing the items applicable to the Ceding Company set forth on Schedule M.

(f) Following the Transition Period and for so long as the Administrative Services Agreement remains in effect, the Reinsurer shall administer the Reinsured Contracts, the Separate Accounts and, subject to Section 4.2, the Third Party Reinsurance Agreements on behalf of the Ceding Company, in each instance in accordance with the terms of the Administrative Services Agreement.

(g) In the event of a TPA Replacement, and solely to the extent this Agreement remains in effect in connection therewith, the Reinsurer shall be responsible for all costs and expenses for conversion of the administration of the Reinsured Contracts, the Separate Accounts and the Third Party Reinsurance Agreements to such replacement third party administrator, including costs to develop systems to administer the Reinsured Contracts and to transfer all books and records with respect to the Reinsured Contracts from such Subcontractor to the replacement third party administrator (the “Transition Costs”).

(h) Except as specifically set forth in this Agreement, the Cost Sharing Model shall apply with respect to the allocation and reimbursement of any costs or expenses incurred by a Party in connection with the performance of its obligations under this Agreement.

(i) Any direction, request, recommendation or consent provided by any Subcontractor of the Reinsurer, other than in respect of a Specified Action, shall be deemed a direction, request, recommendation or consent of the Reinsurer. The Parties acknowledge and agree that in the event the Ceding Company requires a consent, recommendation, approval or agreement with respect to a Specified Action in connection with the performance of its obligations hereunder, such consent, recommendation, approval or agreement must be obtained from the Reinsurer or one of its Affiliates and may not be obtained from any Subcontractor of the Reinsurer or its Affiliates.

Section 4.2 Administration of Shared Reinsurance Agreements. At all times during this Agreement, the Ceding Company shall have the authority and responsibility to, and shall, manage and administer the portion of the Shared Reinsurance Agreements that does not relate to the Reinsured Contracts, including providing all reports and notices that relate to policies other than the Reinsured Contracts required with regard to such Shared Reinsurance Agreements to the third party reinsurer within the time required by such Shared Reinsurance Agreements and doing all other things necessary to comply with the terms and conditions of such Shared Reinsurance Agreement. Without limiting the foregoing, the Ceding Company shall timely pay all reinsurance premiums due to the reinsurer under such Shared Reinsurance Agreements with respect to the policies other than Reinsured Contracts, and collect from such reinsurer all reinsurance recoverables due thereunder with respect to the policies other than the Reinsured Contracts.

Section 4.3 Payment and Collection In connection with its performance of the Transition Services and the Excluded Services, as applicable, the Ceding Company shall (x) from and after the Closing Date, timely pay all Separate Account Charges due to any Person, and shall exercise commercially reasonable efforts to collect from any Person all Separate Account Charges due to the Ceding Company or any of its Affiliates, and (y) during the Transition Period, timely pay all premiums due under the Third Party Reinsurance Agreements and any other amounts in respect of the General Account Liabilities due and payable to any Person, and shall exercise commercially reasonable efforts to collect from any Person any amounts in respect of the Third Party Reinsurance Agreements and any other Additional Consideration due to the Ceding Company or any of its Affiliates, in each case of clause (x) and (y), in accordance with the Service Standards.

Section 4.4 Producers; Selling and Other Agreements.

(a) The Ceding Company shall not, and shall cause its Affiliates not to, modify, terminate, amend or waive (i) any of its rights or obligations under any agreement (including any selling or marketing services agreement) or portion thereof between it or any of its Affiliates, on the one hand, and any Producer who has solicited, sold, marketed, produced or serviced any of the Reinsured Contracts, on the other hand, to the extent such modification, termination, amendment or waiver would increase the Reinsurer’s liability hereunder; (ii) any of its rights or obligations under any agreement between it or any of its Affiliates, on the one hand, and any third party, on the other hand, to the extent related to the Separate Account Charges (including any Investment Product Agreements); or (iii) any of the settlement options or policyholder investment options chosen by the Ceding Company for the Reinsured Contracts, except, in each case of (i) through (iii), (x) to the extent not related to the Reinsured Contracts,

(y) as permitted by this Section 4.4 or (z) with the Reinsurer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Ceding Company shall provide the Reinsurer with prior written notice of any amendment, termination or modification proposed by a counterparty to any of the agreements described in this section promptly following receipt of such proposal from the counterparty. For the avoidance of doubt, the foregoing restriction shall not apply to any situation in which a counterparty to any of the foregoing agreements has a unilateral right to modify, terminate or amend such agreement.

(b) The Reinsurer may, from time to time, make recommendations to the Ceding Company with respect to changes to the existing settlement options or policyholder investment options or underlying investment funds available to policyholders of the Reinsured Contracts. The Ceding Company shall fully consider all such recommendations and act reasonably and in good faith in determining whether any such recommendations should be accepted; provided that the Reinsurer shall indemnify and hold harmless the Ceding Company for Losses arising out of or resulting from the Ceding Company’s acceptance and implementation of the Reinsurer’s recommendations in accordance with Article IX.

(c) In furtherance of Section 4.4(b), from time to time, the Reinsurer may, solely with respect to the Reinsured Contract, make recommendations to the Ceding Company as to investment options for the Separate Account to (i) enter into new Investment Product Agreements with Investment Product Providers that the Ceding Company does not have existing agreements with as of the Effective Time, providing for such Investment Product Providers to make their Funds available as investment options within such Separate Accounts and (ii) make additional Funds or Fund share classes available as investment options within such Separate Accounts under Investment Product Agreements between the Ceding Company and Investment Product Providers. The Ceding Company shall consider such requests in good faith and not unreasonably withhold, condition or delay its consent to implement such recommendations, subject to the receipt of any approval from the independent board of directors of any Separate Account as required by the Investment Company Act of 1940 or otherwise, as applicable; and provided, further, that the Reinsurer shall reimburse the Ceding Company for all cost and expenses associated with entering into any such new Investment Product Agreements or adding such additional Funds; provided, however, following the Transition Period and for so long as the Administrative Services Agreement is in effect, with respect to recommendations that have been approved by the Ceding Company, the Ceding Company shall not be required to take any action pursuant to this Section 4.4(c) to the extent that the Reinsurer (in its capacity administrator under the Administrative Services Agreement) may take such action pursuant to the power of attorney granted to the administrator under the Administrative Services Agreement. For the avoidance of doubt, nothing in this Section requires the Ceding Company to consider or take any action to remove or substitute any Funds in the Separate Accounts.

(d) The Ceding Company agrees that it and its Affiliates will not initiate, or consent to, any modification to an agreement related to the Separate Account Charges (including any changes to investment options, Investment Product Agreements, or Fund substitutions or removal) if such modification would (i) materially reduce any amounts paid to the Ceding Company pursuant to the existing Investment Product Agreement with the applicable Fund or (ii) materially increase the cost to administer the Reinsured Contracts offering such Fund as an investment option, unless the Ceding Company has a valid business reason on the basis that such modification would positively impact the portion of the Ceding Company’s business affected thereby that is not reinsured hereunder. The Ceding Company shall consult with the Reinsurer and consider in good faith any recommendations of the Reinsurer in respect of any such proposed modification. In the event the Ceding Company agrees to any such modification without the prior consent of the Reinsurer and such modification has the effect of reducing the Separate Account Charges, then such modification shall be disregarded for purposes of this Agreement, and the reinsurance hereunder will continue as if such action had not occurred (i.e., the Separate Account Charges owed to the Reinsurer in respect of the affected Fund shall be calculated using the Separate Account Charges in effect immediately prior to such change).

Section 4.5 Programs of Internal Replacement; Exchange Program. Unless otherwise agreed by the Parties, the Ceding Company will not solicit or encourage, or allow any of its Affiliates to solicit or encourage, directly or indirectly, Policyholders of the Reinsured Contracts in connection with any program of internal replacement. The term “program of internal replacement” means any program sponsored or supported by the Ceding Company or any of its Affiliates that is offered on a targeted basis to policy owners of the Reinsured Contracts in which a Reinsured Contract is exchanged for another policy that is written by the Ceding Company or any Affiliate of the Ceding Company or any successor or assignee of any of them. Notwithstanding anything in this Section 4.5 to the contrary (a) the offering by the Ceding Company or any of its Affiliates to new clients and the Policyholders of the Reinsured Contracts of a life insurance, annuity or investment product that offers then-market terms that are more favorable to the Policyholders of the Reinsured Contacts in the normal course of the Ceding Company’s or such Affiliate’s business shall not be a violation of this Section, and (b) correspondence to Policyholders of the Reinsured Contracts informing them of settlement options and other contractual rights available under their Reinsured Contracts shall not be a violation of this Section.

ARTICLE V

LICENSES; RESERVE CREDIT; SECURITY

Section 5.1 Licenses; Reserve Credit. At all times during the term of this Agreement, the Reinsurer shall (a) use its reasonable best efforts to hold and maintain its license status in the Ceding Company Domiciliary State and (b) take all other actions necessary so that the Ceding Company shall receive Reserve Credit, which action may include, without limitation, agreeing to reasonable amendments to this Agreement or the Trust Agreement that are needed to comply with credit for reinsurance Laws in the Ceding Company Domiciliary State to enable the Ceding Company to obtain Reserve Credit. The Reinsurer shall promptly notify the Ceding Company of any event or change or condition of which it is aware that would be reasonably likely to result in a Reserve Credit Event. Each of the Reinsurer and the Ceding Company shall provide written notice to the other Party of the occurrence of any Reserve Credit Event within two (2) Business Days after it becomes aware of such occurrence, which notice shall describe in reasonable detail the event or development of such notice. Upon receipt of such notice, the Reinsurer agrees to take, all actions necessary, and the Ceding Company agrees to assist and cooperate with the Reinsurer with respect to such efforts to the extent commercially reasonable, so that the Ceding Company is able to obtain Reserve Credit no later than the third (3rd) Business Day prior to the end of the calendar quarter during which such event occurred, including establishing a qualified reinsurance trust or providing a letter of credit or other form of collateral permitted under the applicable Law of the Ceding Company Domiciliary State; provided that the Reinsurer shall have the sole discretion to elect among methods available to it in order to allow the Ceding Company to obtain such Reserve Credit; provided, further, that the Ceding Company’s rejection of a proposal to novate this Agreement to an Affiliate of the Reinsurer that is less creditworthy than the Reinsurer as of the Closing Date will be deemed commercially reasonable.

Section 5.2 Security.

(a) On or prior to the Closing Date, the Reinsurer, as grantor, shall establish and thereafter shall maintain, at its sole cost and expense, the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder and, if required, to provide Reserve Credit. The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement and the Trust Agreement.

(b) Concurrently with the execution of this Agreement, the Trust Account is being funded with Eligible Assets in accordance with Section 3.1(c). In addition, if the Estimated Initial Required Balance exceeds the Fair Market Value as of the Closing Date of the Eligible Assets deposited into the Trust Account in accordance with Section 3.1(c), on the Closing Date, the Reinsurer will be required to deposit additional Eligible Assets into the Trust Account having a Statutory Book Value at least equal to such excess.

(c) In accordance with the terms set forth herein and in the Trust Agreement, and subject to the provisions of Sections 5.7 and 5.8 hereof, the Reinsurer shall ensure that at all times, the Trust Account holds Eligible Assets in accordance with the terms hereof with a Statutory Book Value not less than the Required Balance. All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement.

(d) During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account.

Section 5.3 Trust Account and Settlements. The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement. All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash or its equivalent.

Section 5.4 Eligible Assets. The assets that may be held in the Trust Account shall consist of cash or investments of the type consistent with the requirements for authorized investments and admitted assets for life insurance companies in the Reinsurer Domiciliary State; provided, that at all times, (a) each such investment that is a security is issued by an institution that is not the parent, Subsidiary or Affiliate of either the Reinsurer or the Ceding Company, (b) such investments comply with the Investment Guidelines set forth in Schedule A-1; and (c) if the Reinsurer’s RBC Ratio falls below            as of the end of any calendar quarter, any new Trust Account investments purchased during such time until the Reinsurer’s RBC Ratio is cured in accordance with Section 5.9 comply with the Capital Event Investment Guidelines set forth in Schedule A-2 (the assets meeting the requirements of this sentence being the “Eligible Assets”).

Section 5.5 Deposit of Assets. Prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate any such assets without the consent or signature from the Reinsurer or any other entity.

Section 5.6 [Reserved].

Section 5.7 Withdrawal of Assets from the Trust Account. The Ceding Company and Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any insolvency, rehabilitation, conservatorship or comparable proceeding (an “Insolvency”) on the part of the Ceding Company or the Reinsurer, in accordance with the terms of the Trust Agreement, in order to (i) pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer, including any Reinsured Risks or other undisputed amounts due under this Agreement, (A) which undisputed amounts have not been paid by the Reinsurer within five (5) Business Days following its receipt of a specific written notice thereof or (B) otherwise with the consent of the Reinsurer or (ii) to pay to the Ceding Company an undisputed Estimated Recapture Terminal Settlement as contemplated by Section 8.4(a). The amount of any such withdrawal in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust by the Ceding Company for the benefit of the Reinsurer and promptly returned to the Trust Account, along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company.

Section 5.8 Adjustment of Security and Withdrawals.

(a) The amount of security required to be provided by the Reinsurer hereunder shall be adjusted following the end of each Quarterly Accounting Period ending after the Effective Time based on (i) the Ceding Company Statutory Reserves as of the end of such Quarterly Accounting Period and furnished by the Ceding Company to the Reinsurer in a report (the “Ceding Company Statutory Reserves Report”) no later than ten (10) Business Days following the end of such Quarterly Accounting Period; and (ii) the Required Balance and the aggregate Statutory Book Value, in each case as of the end of such Quarterly Accounting Period as calculated and furnished by the Reinsurer to the Ceding Company in a report (the “Required Balance and Security Funding Report”) no later than five (5) Business Days of the Reinsurer’s receipt of the Ceding Company Statutory Reserves Report (the “Security Funding Reporting Date”).

(i)

If the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account as of the end of such calendar quarter is less than the Required Balance, calculated based on the most recent Ceding Company Statutory Reserves Report delivered by the Ceding Company and

Required Balance and Security Funding Report delivered by the Reinsurer under this Section 5.8, then the Reinsurer shall, no later than fifteen (15) Business Days following the Security Funding Reporting Date, transfer additional Eligible Assets to the Trust Account so that the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the Required Balance.

(ii)

If the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account as of the end of such calendar quarter exceeds the Required Balance, calculated based on the most recent Ceding Company Statutory Reserves Report delivered by the Ceding Company and Required Balance and Security Funding Report delivered by the Reinsurer under this Section 5.8, then the Reinsurer shall have the right to withdraw excess assets in accordance with the procedures set forth in the Trust Agreement; provided that during the continuation of a Trust Triggering Event or a Recapture Triggering Event, any such withdrawal of assets from the Trust Account shall require the prior written consent of the Ceding Company (not to be unreasonably withheld, conditioned or delayed).

(iii)

The Reinsurer may cause the Trustee to substitute new Eligible Assets for Eligible Assets held in the Trust Account, if (x) such new Eligible Assets have an aggregate Statutory Book Value at least equal to the aggregate Statutory Book Value of the substituted Eligible Assets held in the Trust Account immediately prior to such substitution, (y) the ratio of the Fair Market Value to Statutory Book Value of the Eligible Assets in the Trust Account immediately following such substitution will not be less than the ratio of the Fair Market Value to Statutory Book Value of the Eligible Assets in the Trust Account immediately prior to such substitution and (z) the aggregate Statutory Book Value of the Eligible Assets in the Trust Account immediately following such substitution would not be less than the Required Balance; provided, that, during the continuation of a Trust Triggering Event or a Recapture Triggering Event, any substitution of assets in the Trust Account shall require the prior written consent of the Ceding Company (not to be unreasonably withheld, conditioned or delayed).

(iv)

Except during the continuation of a Trust Triggering Event or a Recapture Triggering Event, the Reinsurer shall have the right, at any time and from time to time during an applicable Quarterly Accounting Period, in accordance with the applicable terms of the Trust Agreement, to withdraw Eligible Assets from the Trust Account, without being in violation of the Required Balance requirements set forth in this Article V, (x) in an amount necessary to pay (1) any Net Settlement due to the Ceding Company as and when payable by the Reinsurer or (2) to pay or reimburse the Ceding Company for any amounts in respect of clause (g) of the definition of General Account Liabilities; provided that following any such withdrawal or transfer pursuant to either of clause (x)(1) or (x)(2), the balance of the Trust Account is not less than the Required Balance (as calculated on the date of such withdrawal), and (y) following the Transition Period and for so long as the Administrative Services Agreement remains in effect, in an amount necessary to pay or reimburse the Reinsurer for any Benefits Payments as and when paid by the Reinsurer in an amount not to exceed of the Ceding Company Statutory Reserves (as calculated on the date of such withdrawal), per Quarterly Accounting Period, in the aggregate, subject to the Reinsurer’s obligation to comply with the quarterly funding requirements set forth in Section 5.8(a)(i). From time to time, the Reinsurer may make reasonable recommendations to the Ceding Company to increase the limit described in clause (y) of this paragraph and the Ceding Company shall consider such recommendations in good faith.

(b) In addition, as soon as practicable, but not more than fifteen (15) Business Days following the date on which the Reinsurer becomes aware of the occurrence of a Trust Triggering Event, the Reinsurer shall deposit additional Eligible Assets into the Trust Account so that the aggregate Statutory Book Value of the Eligible Assets in the Trust Account in not less than the Required Balance (as revised due to the occurrence of such Trust Triggering Event) as of the end of the most recent Quarterly Accounting Period.

(c) The Ceding Company Statutory Reserves Report required to be delivered by the Ceding Company as described in Section 5.8(a) shall be in the form as set forth as Exhibit 2-A and shall include a calculation of the Ceding Company Statutory Reserves, and each component thereof, as of the end of the relevant Quarterly Accounting Period. The Required Balance and Security Funding Report required to be delivered by the Reinsurer as described in Section 5.8(a) shall be in the form as set forth as Exhibit 2-B and shall include (i) a calculation of the Required Balance (based on the Ceding Company Statutory Reserves Report for such Quarterly Accounting Period), (ii) a listing of each asset in the Trust Account and the aggregate Statutory Book Value and aggregate Fair Market Value of each such asset as of the end of the relevant Quarterly Accounting Period and indicate if any such asset is not an Eligible Asset and (iii) a determination as to whether the Reinsurer is (x) required to deposit additional Eligible Assets into the Trust Account in accordance with Sections 5.8(a)(i) or (y) permitted to withdraw excess assets from the Trust Account in accordance with Section 5.8(a)(ii).

(d) Without limiting the Reinsurer’s obligations to fund the Trust Account in accordance with the timelines required in Section 5.8(a), in the event that the Parties disagree with (x) the calculation of the Ceding Company Statutory Reserves as set forth in any Ceding Company Statutory Reserves Report or (y) the calculation of the Required Balance, the Statutory Book Value or Fair Market Value of any Eligible Asset or whether any asset in the Trust Account is an Eligible Asset as set forth in any Required Balance and Security Funding Report, any Party may deliver written notice to the other Party of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.

(e) Any resolution as to disagreements arising under Section 5.8(d) agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement as to the calculations of the Ceding Company Statutory Reserves or the

Required Balance, the Statutory Book Value or Fair Market Value, as applicable, of any Eligible Asset or whether any asset is an Eligible Asset within two (2) Business Days after either Party delivers written notice of any such disagreement to the other Party, the Parties shall jointly request (A) an accounting firm of national reputation or any other Person, as mutually agreed by the Parties hereto (the “Independent Accounting Firm”), to make a determination with respect to all matters in dispute, other than with respect to the calculation of the Ceding Company Statutory Reserves, or (B) with respect to the calculation of the Ceding Company Statutory Reserves, an actuarial firm of national reputation, as mutually agreed by the Parties hereto (the “Independent Actuary”) to determine the matters in dispute; provided, that, if no firm is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Independent Accounting Firm’s determination of the Required Balance and/or of the Statutory Book Value or Fair Market Value, as applicable, of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset shall be final and binding upon the Parties. The Independent Actuary’s determination of the Ceding Company Statutory Reserves shall be final and binding upon the Parties. All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be paid by the Party (that is, the Ceding Company or the Reinsurer) whose position with respect to the matter in dispute is furthest from the Independent Accounting Firm’s or Independent Actuary’s, as applicable, final determination. After a final and binding resolution of any dispute described in this Section 5.8(e) is reached, the Parties agree to promptly make any necessary adjustments under Section 5.8 so that the Statutory Book Value and/or Fair Market Value, as applicable, of the Eligible Assets held in the Trust Account is not less than the amount required pursuant to Section 5.8(a).

(f) The Reinsurer shall keep full and complete records of all withdrawals by the Reinsurer from the Trust Account. Upon the reasonable written request of the Ceding Company, the Reinsurer shall provide the Ceding Company a report of withdrawals from the Trust Account.

Section 5.9 Continuation of Certain Events. For purposes of this Article V, a Trust Triggering Event that has occurred shall be deemed to be continuing unless the Reinsurer’s RBC Ratio is equal to or exceeds            as of the end of at least two (2) consecutive calendar quarters. For purposes of this Article V, upon the occurrence of any Recapture Triggering Event, such Recapture Triggering Event shall be deemed to be continuing unless such Recapture Triggering Event has been cured and no other Recapture Triggering Event has occurred for a period of two (2) consecutive calendar quarters following such cure.

ARTICLE VI

OVERSIGHTS; COOPERATION

Section 6.1 Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.

Section 6.2 Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.

Section 6.3 Changes to RBC. In the event of a material change to or elimination by applicable Law of the requirement for the Reinsurer to calculate risk-based capital or in the event there is a material change relating to the framework, factors and/or formulae prescribed by the insurance regulatory authority in the Reinsurer’s jurisdiction of domicile that are used to calculate RBC Ratios from those in effect at the Effective Time, the Parties shall amend this Agreement to adjust the RBC Ratios reflected in the definition of Recapture Triggering Event or otherwise required under this Agreement so that such adjusted RBC Ratio or any replacement formula as determined after such material change or elimination will reasonably correspond to the relevant RBC Ratio requirements in effect as of the Effective Time within thirty (30) days after the implementation of such change, and, if the Parties cannot agree on any such adjustments, the Reinsurer shall continue to calculate its RBC Ratio as if such material change or elimination had not occurred.

ARTICLE VII

INSOLVENCY

Section 7.1 Insolvency of the Ceding Company.

(a) In the event of the Insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or its statutory liquidator, receiver or statutory successor on the basis of the Liability of the Ceding Company under the Reinsured Contracts without diminution because of any Insolvency of the Ceding Company, except to the extent this Agreement specifically provides for another payee of such reinsurance in the event of an Insolvency of the Ceding Company.

(b) It is agreed and understood, however, that in the event of such an Insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company in connection with a Reinsured Contract within a reasonable period of time after such claim is filed in the applicable Insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE VIII

DURATION; RECAPTURE

Section 8.1 Duration. This Agreement shall continue in force until such time as (i) the Ceding Company’s Liability arising out of or related to all Reinsured Contracts is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s liabilities incurred hereunder prior to such termination, or (ii) in accordance with Section 8.3, if the Ceding Company has elected to recapture the reinsurance of the Reinsured Contracts, and each Party has received payments which discharge the other Party’s liability in full in accordance with Section 8.4 and the other terms of this Agreement.

Section 8.2 Survival. Notwithstanding the other provisions of this Article VIII, the terms and conditions of Articles I , VIII and IX, and the provisions of Sections 3.6, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, 11.13 and 11.15 shall remain in full force and effect after the termination of this Agreement.

Section 8.3 Recapture.

(a) Subject to the terms of this Section 8.3, the Ceding Company shall have the right (but not the obligation) to recapture all, and not less than all, of the Reinsured Risks ceded under this Agreement upon the occurrence of a Recapture Triggering Event, by providing the Reinsurer with written notice of its intent to effect such a recapture (a “Recapture Notice”). In the case of a recapture for any Recapture Triggering Event other than a Recapture Triggering Event described in clause (d) of the definition of Recapture Triggering Event, the Recapture Notice shall be provided to the Reinsurer within one hundred eighty (180) days after the Ceding Company becomes aware that such Recapture Triggering Event has occurred, and if not so delivered then such recapture right shall be deemed to have been waived. For the avoidance of doubt, following the occurrence and continuation of a Recapture Triggering Event described in clause (a) of the definition of Recapture Triggering Event, a separate Recapture Triggering Event shall be deemed to have occurred with respect to each subsequent report delivered by the Reinsurer pursuant to Section 3.8(b) that qualifies as a Recapture Triggering Event.

(b) Following the occurrence of a Reinsurer Termination Event, the Reinsurer shall have the right (but not the obligation) to terminate this Agreement and cause the Ceding Company to recapture all, and not less than all, of the Reinsured Contracts by providing to Ceding Company a Recapture Notice. In the case of a termination pursuant to this Section 8.3(b), the Recapture Notice shall be provided to the Ceding Company within one hundred eighty (180) days after the Reinsurer becomes aware that such Recapture Triggering Event has occurred, and if not so delivered then such termination right shall be deemed to have been waived. Notwithstanding the remedies contemplated by this Article VIII or the other Transaction Agreements, the Reinsurer may, in its sole discretion, require direct payment by the Ceding Company of any amounts due under this Agreement or any other Transaction Agreement or pursue any other remedy to which the Reinsurer may be entitled hereunder or at law or in equity in lieu of exercising the remedies in this Article VIII, and it shall be no defense to any such claim that the Reinsurer might have had other recourse.

(c) Any recapture pursuant to Section 8.3(a) or Section 8.3(b) shall be effective (i) as of 11:59 p.m. (central time) on the last Business Day of the calendar month during which the Ceding Company or the Reinsurer, as applicable, delivers a Recapture Notice to the Reinsurer or the Ceding Company, as applicable; provided, that if such Recapture Notice was delivered less than seven (7) days prior to the end of such calendar month, then as of 11:59 p.m. (central time) on the last Business Day of the following calendar month (unless an early effective date and time is necessary in order to effectuate the recapture prior to any loss of Reserve Credit hereunder, in which case any recapture pursuant to Section 8.3(a) or Section 8.3(b) shall be effective as of such earlier date and time) or (ii) on such later date and time as set forth in the Ceding Company’s Recapture Notice or the Reinsurer’s Recapture Notice, as applicable (provided such later date is the last day of a calendar month and is not later than ninety (90) days following the delivery by the Ceding Company or the Reinsurer of a notice of recapture to the other Party) (the “Recapture Date”). Upon a recapture pursuant to Section 8.3(a) or Section 8.3(b), the Ceding Company will recapture all Reinsured Liabilities arising under or resulting from the Reinsured Contracts other than any Reinsurer Extra-Contractual Obligations arising from and after the Effective Time.

(d) In the event of any recapture pursuant to Section 8.3(a) or Section 8.3(b), (i) the Administrative Services Agreement shall be terminated and the          TPA Agreement shall be assigned to the Ceding Company in accordance with its terms, and (ii) no Transition Costs shall be payable by the Reinsurer and the Ceding Company shall bear its own Transition Costs in the event of any recapture of this Agreement pursuant to Section 8.3(a) or Section 8.3(b).

(e) Following a recapture pursuant to Section 8.3(a) or Section 8.3(b), subject to the satisfaction of all payment obligations described in Section 8.4, both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Risks other than (i) the Reinsurer Extra-Contractual Obligations as provided in Section 8.3(c) above, and (ii) the obligations under the provisions that expressly survive termination as provided in Section 8.2. Following the consummation of the recapture, the Reinsurer shall have no right to receive any Additional Consideration.

(f) Notwithstanding the remedies contemplated by this Article VIII or the other Transaction Agreements, the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer of any amounts due under this Agreement or any other Transaction Agreement or pursue any other remedy to which the Ceding Company may be entitled hereunder or at law or in equity in lieu of exercising the remedies in this Article VIII, and it shall be no defense to any such claim that the Ceding Company might have had other recourse.

(g) Following a recapture of this Agreement pursuant to this Article VIII, the Reinsurer shall have the right to engage its own legal representation, at its own cost and expense, and control the defense of any Action, claim or demand to the extent related to the Reinsurer Extra-Contractual Obligations retained by the Reinsurer as provided in Section 8.3(c) above. In connection with the Reinsurer’s defense of such Action, claim or demand, subject to compliance with applicable Law, at the Reinsurer’s cost and expense, the Ceding Company shall provide commercially reasonable access to the Reinsurer of books and records and personnel, including, to the extent the Ceding Company has rights thereto, such agents, advisers, Producers of the Ceding Company and its Affiliates as shall have relevant information concerning the subject Reinsured Contracts to the extent relating to such Reinsurer Extra-Contractual Obligations unless providing such access would (i) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or (ii) contravene any applicable Law, court order, regulatory agreement or agreement (including any confidentiality agreement to which the Ceding Company or any its Affiliates is a party), it being understood that the Ceding Company shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would otherwise enable access to the Reinsurer to such materials without so jeopardizing its privilege or contravening such applicable Law, court order, contract duty or agreement.

Section 8.4 Recapture Payments.

(a) In connection with a recapture pursuant to Section 8.3(a) or Section 8.3(b), subject to the shorter time frames required by Section 8.4(e), no later than three (3) days prior to the Recapture Date, the Ceding Company shall prepare and provide to the Reinsurer a settlement statement (the “Estimated Recapture Terminal Settlement Statement”) setting forth an estimated calculation of the Recapture Terminal Settlement in accordance with Schedule D (the “Estimated Recapture Terminal Settlement”), provided that such estimate shall be based on the last Required Balance and Security Funding Report delivered pursuant to Section 5.8(a). In order to assist the Ceding Company in the preparation of the Estimated Recapture Terminal Settlement Statement, the Reinsurer shall, and shall cause its subcontractors to, use commercially reasonable efforts to provide the Ceding Company and its Representatives with such access to the employees and Representatives of the Reinsurer and its subcontractors and to such documentation, records and other information of the Reinsurer and its subcontractors that the Ceding Company or any of its Representatives may reasonably request. Subject to Section 8.5, if the amount of the Estimated Recapture Terminal Settlement is positive, then on the Recapture Date (i) the Ceding Company may instruct the Trustee pursuant to the Trust Agreement to transfer to the Ceding Company Eligible Assets having a Fair Market Value equal to the Estimated Recapture Terminal Settlement (or if the assets in the Trust Account are insufficient for such payment, instruct the Trustee to transfer all assets remaining in the Trust Account to the Ceding Company) and (ii) if the Eligible Assets in the Trust Account are insufficient for payment of such amount, the Reinsurer shall pay any shortfall to the Ceding Company in cash or Eligible Assets with a Fair Market Value equal to such shortfall. If the amount of the Estimated Recapture Terminal Settlement is negative, then on the Recapture Date, the Ceding Company shall pay the absolute value of such amount to the Reinsurer in cash or Eligible Assets valued at Fair Market Value.

(b) No later than sixty (60) days after the Recapture Date, the Ceding Company shall prepare and provide to the Reinsurer a statement (the “Recapture Terminal Settlement Statement”) setting forth a calculation of the terminal settlement with respect to the recapture calculated in accordance with Schedule D (the “Recapture Terminal Settlement”). In order to assist the Ceding Company in the preparation of the Recapture Terminal Settlement Statement, the Reinsurer shall, and shall cause its subcontractors to, use commercially reasonable efforts to provide the Ceding Company and its Representatives with such access to the employees and Representatives of the Reinsurer and its subcontractors and to such documentation, records and other information of the Reinsurer and its subcontractors that the Ceding Company or any of its Representatives may reasonably request.

(c) In the event that the Reinsurer disagrees with any portion of the calculation of the Recapture Terminal Settlement, the Reinsurer shall within five (5) Business Days after its receipt of such report deliver written notice to the Ceding Company setting forth, in reasonable detail, each disputed item, the amount in dispute and the basis of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Ceding Company, either Party may request (i) an Independent Accounting Firm to make a determination with respect to all matters in dispute, other than with respect to the calculation of the Ceding Company Statutory Reserves, or (ii) with respect to the calculation of the Ceding Company Statutory Reserves, an Independent Actuary to determine the matters in dispute; provided, that, if no accounting firm or actuarial firm, as applicable, is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Parties shall instruct the Independent Accountant or Independent Actuary, as applicable, to limit its review to matters objected to by the Reinsurer and not resolved by written agreement of the Parties within ten (10) Business Days after submission of the dispute to such Independent Accountant or Independent Actuary, as applicable. The Independent Accounting Firm’s and/or Independent Actuary’s determination, as applicable, shall be final and binding upon the Parties. All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be paid by the Party (that is, the Ceding Company or the Reinsurer) whose position with respect to the matter in dispute is furthest from the Independent Accounting Firm’s or Independent Actuary’s, as applicable, final determination. To the extent applicable, any disagreement determined under this Section shall be consolidated with any similar disagreement being determined in connection with a simultaneous recapture of the SLIC Reinsurance Agreement.

(d) Within five (5) Business Days after the Ceding Company delivers to the Reinsurer a Recapture Terminal Settlement Statement pursuant to Section 8.4(b) (or, in the event of a timely dispute thereon pursuant to Section 8.4(c), within five (5) Business Days after a final and binding resolution of all such disputes is reached in accordance with Section 8.4(c)), the Parties agree to make any necessary adjustments as follows: (i) if the Recapture Terminal Settlement exceeds the Estimated Recapture Terminal Settlement, the Reinsurer shall pay to the Ceding Company an amount equal to such excess; and (ii) if the Estimated Recapture Terminal Settlement exceeds the Recapture Terminal Settlement, the Ceding Company shall pay to the Reinsurer an amount equal to such excess. Any payment required to be made by any Party pursuant to this Section 8.4(d) shall incur interest at the Interest Rate for the period from and including the Recapture Date to but not including the date of payment, and will be made by wire transfer of immediately available funds to an account or accounts designated by the recipient in writing prior to such payment.

(e) Notwithstanding the timelines set forth in this Section 8.4, if the recapture is due to a Recapture Triggering Event pursuant to clause (c) of the definition of Recapture Triggering Event, the Parties shall expedite or amend the procedures set forth in this Section 8.4 in order to effectuate the recapture and complete the payment of the Recapture Terminal Settlement prior to any loss of Reserve Credit; provided that such change to the procedures set forth in Section 8.4 shall not affect the right of the Reinsurer to subsequently dispute any calculation related to such recapture consistent with Section 8.4(c).

Section 8.5 Termination of Trust Account. Following (i) the recapture of all Reinsured Risks hereunder pursuant to Section 8.3 and (ii) the payment in full of the Recapture Terminal Settlements thereof (including the resolution of all disputed items in accordance with Section 8.4(c)), if any, the Trust Account shall be terminated and any remaining amounts or amount held in trust pursuant to Article V shall be released to the Reinsurer. The Ceding Company shall promptly take all actions, including providing written consent to the Trustee, to permit such termination of the Trust Account and release of such assets to the Reinsurer.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Losses incurred by the Ceding Company Indemnified Parties to the extent arising from any breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement.

Section 9.2 Ceding Company’s Obligation to Indemnify. The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Losses incurred by the Reinsurer Indemnified Parties to the extent arising from any breach by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement.

Section 9.3 Applicability of Master Transaction Agreement. The procedures set forth in Section 9.05 (Procedures for Third Party Claims), Section 9.06 (Direct Claims) and Section 9.07 (Sole Remedy) of the Master Transaction Agreement shall apply to Losses under this Article IX.

Section 9.4 Utmost Good Faith. The Ceding Company and the Reinsurer each hereby covenants and agrees that from and after the Closing Date it shall act in utmost good faith and deal fairly with each other in order to accomplish the objectives of this Agreement and the other Transaction Agreements; provided, that each Party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the formation of this Agreement or any other Transaction Agreement.

ARTICLE X

TAXES

Section 10.1 Withholding. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign applicable Tax Law. If a Party determines that an amount is required to be deducted or withheld, such Party shall use reasonable best efforts to: (i) provide written notice to the other Party, at least five (5) Business Days before the relevant payment of such deduction or withholding, (ii) cooperate in good faith with the other Party to reduce or eliminate the deduction or withholding of such amount and (iii) provide the other Party a reasonable opportunity to provide forms or documentation that would exempt such amounts from withholding. If any amount is so withheld and paid over to the applicable Governmental Authority, such amounts paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Without limiting the generality of the foregoing, each Party agrees to provide to the other on or before the date hereof an accurate and complete copy of IRS Form W-9 and shall deliver renewals or additional copies of such forms (or successor forms) to the other Party on or before the date that such forms expire or become obsolete.

Section 10.2 DAC Tax Adjustment.

(a) To the extent that Section 848 of the Code and corresponding Treasury Regulations Section 1.848-2 are applicable to the Reinsured Contracts, the Ceding Company and the Reinsurer hereby make the joint election provided for in Treasury Regulations Section 1.848- 2(g)(8) (the “DAC Tax Election”) and agree as follows:

(i)

The Parties will attach a schedule to their respective U.S. federal income tax returns identifying this Agreement as a reinsurance agreement for which the DAC Tax Election has been made, and will otherwise file their respective federal income tax returns in a manner consistent with the DAC Tax Election. Such schedule shall be attached to each Party’s U.S. federal income tax return filed for the first taxable year ending after the DAC Tax Election becomes effective.

(ii)

The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(iii)

The Parties agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code or the Internal Revenue Service.

The DAC Tax Election shall be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

(b) As used in this Article X, the terms “net consideration,” “net positive consideration,” “specified policy acquisitions expenses” and “general deductions limitation” are defined by reference to Treasury Regulations Section 1.848-2 and Section 848 of the Code.

(c) To ensure consistency, the Parties agree to exchange information pertaining to the amount of net consideration deemed to be paid pursuant to this Agreement. The Reinsurer shall submit a schedule to the Ceding Company by April 1 of each year that follows the year during which the Effective Time falls for any portion of such year of the Reinsurer’s calculations of the net consideration under this Agreement for the preceding calendar year.

Section 10.3 Other Tax Considerations. Each of the Parties represents and warrants that it is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code. The Parties agree that the Reinsurer will not be responsible for any Taxes of the Ceding Company other than Premium Taxes as provided for in this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Expenses. Except as may be otherwise specified in this Agreement, including in respect of the Cost Sharing Model, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Person incurring such costs and expenses.

Section 11.2 Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 11.2).

(a)	if to the Ceding Company:

Minnesota Life Insurance Company

400 Robert Street North

St. Paul, MN 55101

Attn: General Counsel

Phone:

E-mail

with a copy (which shall not constitute notice) to:

(b)	if to the Reinsurer:

with a copy (which shall not constitute notice) to:

Section 11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the greatest extent possible.

Section 11.4 Entire Agreement. This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and the other Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Company and/or its Affiliates, on the one hand, and the Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement and the other Transaction Agreements.

Section 11.5 Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 11.5 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

Section 11.6 No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.7 Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.

Section 11.8 Submission to Jurisdiction.

(a) Each of the Ceding Company and the Reinsurer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of Minnesota sitting in the County of Ramsey, the federal courts for the District of Minnesota sitting in the City of St. Paul, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such Minnesota courts or, to the extent permitted by Law, in such federal court.

(b) Any such Action may and shall be brought in such courts and each of the Ceding Company and the Reinsurer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c) Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.2.

(d) Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Minnesota.

Section 11.9 Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of Minnesota.

Section 11.10 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.

Section 11.11 Specific Performance. The Parties agree that irreparable damage could occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 11.8(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled hereunder or at law or in equity. Each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 11.12 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 11.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (j) unless the context otherwise requires, the words “hereof,”

“herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (k) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (l) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form; (m) any agreement, organizational document or instrument defined or referred to herein (including this Agreement) means such agreement, organizational document or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (n) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (o) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (p) any references to “days” means calendar days unless Business Days are expressly specified; and (q) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise.

Section 11.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.15 Treatment of Confidential Information. The Parties agree to comply with all Privacy and Security Laws in connection with this Agreement and to comply with all confidentiality obligations set forth in the Administrative Services Agreement. Such requirements shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

MINNESOTA LIFE INSURANCE COMPANY

By:
Name: Christopher M. Hilger
Title: Chairman,President & CEO

By:

[Signature Page to MLIC Reinsurance Agreement]